Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Aggregate Offering Price per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
6 5/8% Senior Notes due 2020	$1,000,000,000	100.0%	$1,000,000,000	$71,300
Guarantees of 6 5/8% Senior Notes due 2020(2)	—	—	—	—

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 457(n) of the Securities Act, no separate registration fee is payable with respect to any such guarantees.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-169237

Prospectus supplement

To prospectus dated September 7, 2010

MetroPCS Wireless, Inc.

$1,000,000,000

6 5/8% Senior Notes due 2020

Issue price: 100.0%

Interest Payable May 15 and November 15.

The notes will mature on November 15, 2020. Interest on the notes will accrue from November 17, 2010, and the first interest payment on the notes will be due on May 15, 2011.

We may redeem all or part of the notes on or after November 15, 2015, at the applicable redemption prices described in this prospectus supplement and prior to such date at a “make-whole” redemption price. The redemption provisions are more fully described in this prospectus supplement under “Description of notes—Optional redemption.” In addition, prior to November 15, 2013, we may, at our option, redeem up to 35% of the notes with the proceeds of certain equity offerings at the redemption price set forth in this prospectus supplement under “Description of notes—Optional redemption.” In certain circumstances, if we undergo a change of control or sell assets, we will be required to offer to purchase the notes. See “Description of notes—Repurchase at the option of holders.”

Our obligations under the notes will be jointly and severally and fully guaranteed by MetroPCS Communications, Inc., a Delaware corporation, MetroPCS, Inc., a Delaware corporation, and all of our current and future direct and indirect domestic restricted subsidiaries, or guarantors. Royal Street Communications, LLC and its subsidiaries currently are not domestic restricted subsidiaries under the indenture governing the notes. The notes will not be guaranteed by Royal Street Communications, LLC or its subsidiaries or any other subsidiaries of MetroPCS Communications, Inc. (other than MetroPCS, Inc. and our current and future direct and indirect domestic restricted subsidiaries) which are consolidated in MetroPCS Communications, Inc.’s financial statements.

The notes and the guarantees will rank equally in right of payment with all of our and the guarantors’ existing and future senior unsecured indebtedness and other liabilities, and senior to all of our and the guarantors’ existing and future senior subordinated and subordinated indebtedness. The notes and the guarantees will be effectively subordinated to all of our and the guarantors’ existing and future secured indebtedness to the extent of the collateral securing such indebtedness. The notes will be structurally subordinated to all existing and future liabilities, including trade payables, of our and the guarantors’ subsidiaries that do not issue guarantees of the notes.

Investing in the notes involves risks. See “Risk factors” beginning on page S-16 of this prospectus supplement and page 5 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus supplement is not an offer to sell, or a solicitation of an offer to buy, the notes in any jurisdiction where the offer or sale is prohibited or not permitted.

	Public offering price(1)	Underwriting discount	Proceeds, before expenses, to MetroPCS(1)
Per note	100.0%	1.0%	99.0%
Total	$1,000,000,000	$10,000,000	$990,000,000

(1)	Plus accrued interest, if any, from November 17, 2010, if settlement occurs after that date.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes. Delivery of the notes, in book-entry form, will be made on or about November 17, 2010, through The Depository Trust Company.

Sole Book-Running Manager

J.P. Morgan

November 5, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by or on behalf of us. We have not, and the underwriter has not, authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not and may not rely on it. We are not, and the underwriter is not, making any offer to sell these securities in any jurisdiction where the offer to sell is prohibited or not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

We expect that delivery of the notes will be made to investors in book-entry form only through The Depository Trust Company, or DTC, on or about November 17, 2010. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to November 17, 2010 will be required, by virtue of the fact that the notes initially will settle on November 17, 2010, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes prior to November 17, 2010 should consult their own advisors.

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About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to, and updates information contained in, the accompanying prospectus and documents incorporated by reference herein. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference herein and therein that are described under “Where you can find more information.” To the extent there is a conflict between the information contained in this prospectus supplement and the accompanying prospectus or any document incorporated by reference herein or therein, you should rely only on the information contained in this prospectus supplement. This prospectus supplement incorporates by reference important business and financial information that is not included in or delivered with this prospectus supplement.

You should not consider any information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in our securities.

Before making your investment decision, you should read and carefully consider all of the information contained in this prospectus supplement, the accompanying prospectus and any information incorporated by reference herein and therein.

In this prospectus supplement, unless the context indicates otherwise, references to “MetroPCS,” “our company,” “the Company,” “MetroPCS Wireless,” “we,” “our,” “ours” and “us” refer to MetroPCS Wireless, Inc. and our direct and indirect domestic restricted subsidiaries. Our ultimate corporate parent is MetroPCS Communications, Inc., a Delaware corporation, which we refer to in this prospectus supplement as “MetroPCS Communications.” All of our capital stock is owned by MetroPCS, Inc., a Delaware corporation, which is a direct wholly-owned subsidiary of MetroPCS Communications. MetroPCS Communications and MetroPCS, Inc. have no operations separate from their investments in us. Accordingly, unless otherwise noted, all of the financial information in this prospectus supplement is presented on a consolidated basis of MetroPCS Communications.

Incorporation of documents by reference

We have filed a registration statement on Form S-3 (File No. 333-169237) with the U.S. Securities and Exchange Commission, or the SEC, to register the securities offered by this prospectus supplement. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 or through its website at www.sec.gov.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement

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or the accompanying prospectus and should be read in conjunction with this prospectus supplement and the accompanying prospectus.

We hereby incorporate by reference into this prospectus supplement the information contained in the following documents:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2009 of MetroPCS Communications, filed with the SEC on March 1, 2010 (including the portions of the proxy statement for the MetroPCS Communications 2010 Annual Meeting of Stockholders incorporated by reference therein);

•

Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010 of MetroPCS Communications, filed with the SEC on May 10, 2010, August 9, 2010 and November 5, 2010, respectively; and

•

Current Reports on Form 8-K of MetroPCS Communications, filed with the SEC on January 12, 2010, March 8, 2010, April 5, 2010, April 27, 2010, May 10, 2010, June 3, 2010, July 22, 2010, September 10, 2010 and September 21, 2010.

We also incorporate by reference any future filings made by MetroPCS Communications with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus supplement until the termination of this offering. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC.

Information that MetroPCS Communications files with the SEC after the date of this prospectus supplement and that is incorporated by reference into this prospectus supplement and the accompanying prospectus will automatically update and supersede information contained in this prospectus supplement and the accompanying prospectus. You will be deemed to have notice of all information incorporated by reference into this prospectus supplement and the accompanying prospectus as if that information were included in this prospectus supplement and the accompanying prospectus.

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Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Any statements made in or incorporated by reference into this prospectus supplement that are not statements of historical fact, including statements about our beliefs, opinions and expectations, are forward-looking statements. Forward-looking statements include statements regarding the benefits of our technology, our positioning in the market, our competitive strengths, information concerning possible or assumed future results of operations, including descriptions of our business plans and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “continue,” “forecast,” and other similar expressions. These forward-looking statements are contained in, or incorporated by reference throughout, this prospectus supplement, including under “Summary” and “Risk factors.”

All forward-looking statements in this prospectus supplement are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein. We base these forward-looking statements on our current expectations, plans, beliefs, opinions and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. As you read and consider this prospectus supplement, you should understand that these forward-looking statements are not guarantees of future performance or results, and no assurances can be given that such statements will be obtained. The forward-looking statements are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements. Although we believe that these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many of these factors are beyond our control and that many factors could affect our actual financial results, performance or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that may materially affect such forward-looking statements include, but are not limited to:

•	the success of this offering;

•	the highly competitive nature of our industry;

•	our ability to maintain our cost structure;

•	our and our competitors’ current and planned promotions, marketing and sales initiatives and our ability to respond and support them;

•	our ability to negotiate and maintain acceptable roaming arrangements;

•	the seasonality of our business and any failure to have strong customer growth in the first and fourth quarters;

•	increases or changes in taxes and regulatory fees;

•	the current economic environment in the United States and the state of the capital markets in the United States;

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•	our exposure to counterparty risk in our financial agreements;

•	our ability to meet the demands and expectations of our customers, to maintain adequate customer care and manage our churn rate;

•	our ability to achieve planned growth and churn rates;

•	our ability to manage our growth, train additional personnel and maintain our financial and disclosure controls and procedures;

•	our ability to secure the necessary products, services, applications, content, and network infrastructure equipment;

•	the rapid technological changes in our industry and the ability of our suppliers to develop and provide us with technological developments we need to remain competitive;

•	our ability to secure spectrum or secure it at acceptable prices or terms when we need it;

•	our ability to respond to technology changes, and to maintain and upgrade our networks and business systems;

•	our deployment of new technologies such as long term evolution, or LTE, in our networks and its success and our ability to offer new services using such new technology;

•	our ability to adequately enforce or protect our intellectual property rights and defend against suits filed by others;

•	governmental regulation affecting our services and the costs of compliance and our failure to comply with such regulations;

•	our capital structure, including our indebtedness amounts and the limitations imposed by the covenants in our indebtedness;

•	changes in consumer preferences or demand for our products;

•	our inability to attract and retain key members of management;

•	our reliance on third parties to provide distribution, products, software and services that are integral to our business;

•	the performance of our suppliers and other third parties on whom we rely; and

•	other factors described or referenced under “Risk factors.”

For additional information with respect to these factors, see “Where you can find more information.” These forward-looking statements speak only as to the date made and are subject to and involve risks, uncertainties and assumptions, many of which are beyond our control or ability to predict, and you should not place undue reliance on these forward-looking statements. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. We do not intend to, and do not undertake a duty to, update any forward-looking statement in the future to reflect the occurrence of events or circumstances, except as required by law. The financial and operational results described herein may not be reflective of results for any other period.

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Summary

This summary contains basic information about us and the offering. It does not contain all of the information that you should consider before investing in the notes. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein for a more complete understanding of our business. Additionally, you should read the “Risk factors” section beginning on page S-16 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

General

We are the fifth largest facilities-based wireless telecommunications provider in the United States measured by the number of subscribers served. We offer wireless broadband mobile services under the MetroPCS® brand in selected major metropolitan areas in the United States over our own licensed networks or networks of entities in which we hold a substantial non-controlling ownership interest. We provide a variety of wireless communications services to our subscribers on a no long-term contract, paid-in-advance, flat-rate, unlimited usage basis, inclusive of applicable taxes and regulatory fees. As of September 30, 2010, we had approximately 7.9 million subscribers.

We currently provide our wireless broadband mobile services primarily in selected major metropolitan areas in the United States, including the Atlanta, Boston, Dallas/Ft. Worth, Detroit, Las Vegas, Los Angeles, Miami, New York, Orlando/Jacksonville, Philadelphia, Sacramento, San Francisco, and Tampa/Sarasota metropolitan areas. As of September 30, 2010, we hold, or have access to, wireless spectrum covering a total population of approximately 146 million people in many of the largest metropolitan areas in the United States. In addition, we have roaming agreements with other wireless carriers, which allows us to offer our customers service in certain areas when they are outside our service area. These roaming agreements, together with our service area, provide coverage to over 280 million in total population. Starting in November 2010, we now offer this nationwide service under the Metro USA® brand. In 2009, we launched several new metropolitan areas, including the New York and Boston metropolitan areas, and also expanded coverage in other existing metropolitan areas. We provide our services using code division multiple access, or CDMA, networks using 1xRTT technology and, in selected markets, long term evolution, or LTE, technology. We introduced the first commercial 4G LTE service in the United States in our Las Vegas and Dallas/Fort Worth metropolitan areas in September 2010, in our Detroit metropolitan area in October 2010 and in our Los Angeles and Philadelphia metropolitan areas in November 2010.

We provide service in Los Angeles, California and certain portions of Northern Florida, including Orlando, through a wholesale arrangement with Royal Street Communications, LLC, or Royal Street Communications, a company in which we hold an 85% non-controlling interest. Under that certain Amended and Restated Limited Liability Company Agreement of Royal Street Communications, LLC, as amended, or the Royal Street LLC Agreement, C9 Wireless, or C9, the controlling member of Royal Street Communications, has the right to put its member interest in Royal Street Communications to us for a return of capital plus a fixed return, or the put. On April 26, 2010, we received a written notice from C9 that it was exercising its put pursuant to the

Royal Street LLC Agreement with the closing to occur on or after December 22, 2010. The put is subject to customary closing conditions, including consent of the Federal Communications Commission, or FCC, which was granted on October 8, 2010, but has not yet become final.

Competitive strengths

We believe our business model has the following competitive strengths that distinguish us from our principal wireless competitors:

Our fixed price unlimited service plans

We currently offer our services on a no long-term contract, paid-in-advance, flat-rate, unlimited usage basis. Starting in January 2010, we began offering our services on a flat-rate basis that includes all applicable taxes and regulatory fees. We believe we offer a compelling value proposition to our customers through our service offerings that provide unlimited usage from within our service area for a low fixed price. Our average per minute cost to our customers for our service plans is significantly lower than the average per minute cost of other traditional wireless broadband mobile carriers. We believe our low average cost per minute has positioned, and will continue to position, us very well for the growing trend of wireline displacement.

Our densely populated markets

The aggregate population density of the metropolitan areas we currently serve is substantially higher than the national average. We believe the high relative population density of the metropolitan areas we serve results in increased efficiencies in network deployment, operations and product distribution.

Our cost leadership position

We believe we have one of the lowest costs of any of the providers of wireless broadband mobile services in the United States, which allows us to offer our services on a flat-rate unlimited basis at affordable prices while maintaining cash profits per subscriber as a percentage of revenue per subscriber that we believe are among the highest in the wireless broadband mobile services industry. We currently are the fifth largest facilities-based mobile wireless broadband mobile services provider in the United States measured by number of subscribers served, and we have, and we believe we will continue to enjoy, economies of scale as we grow the number of our subscribers.

Our spectrum portfolio

As of September 30, 2010, we hold or have access to wireless spectrum covering a population of approximately 146 million people in many of the largest metropolitan areas in the United States.

Our advanced network

We utilize a CDMA network that is designed to provide the capacity necessary to satisfy the usage requirements of our customers and are in the process of upgrading our network in certain metropolitan areas to LTE. We believe CDMA technology provides, and LTE will provide, us with substantially more voice and data capacity per MHz of spectrum than other commonly deployed wireless broadband mobile technologies.

Business strategy

We believe the following components of our business strategy provide a foundation for our continued growth:

Target underserved customer segments in our markets

We target a mass market that we believe has historically been largely underserved by traditional wireless broadband mobile carriers. Our recent customer surveys indicate that over 60% of our customers use our service as their primary phone service and that over 64% of our customers no longer have traditional landline phone service, which we believe is evidence that our services are gaining acceptance as a substitute for landline service.

Offer predictable, affordable and flexible service plans

We plan to continue to focus on increasing the value provided to our subscribers by offering predictable, affordable and flexible service plans. In January 2010, we introduced a new family of service plans that include all applicable taxes and regulatory fees for a flat rate. We plan to continue to focus on increasing the value provided to our subscribers.

Remain one of the lowest cost wireless service providers in the United States

We plan to continue to focus on controlling our costs to allow us to remain one of the lowest cost providers of wireless broadband mobile services in the United States.

Expand our markets

We plan to continue to focus on expanding the metropolitan areas we currently serve, which may require us to acquire or gain access to additional spectrum or enter into new roaming arrangements with other wireless carriers beyond those that allow our subscribers to receive our service in areas covering over 280 million in total population. We also may in the future pursue means, other than purchasing spectrum, to expand into new metropolitan areas.

Continue to invest in our network

We continue to make significant capital improvements to our network to be able to offer our subscribers competitive and technologically advanced services, including enhanced data services, location based services and digital technology as they become increasingly available. We introduced the first commercial 4G LTE service in the United States in our Las Vegas and Dallas/Fort Worth metropolitan areas in September 2010, in our Detroit metropolitan area in October 2010 and in our Los Angeles and Philadelphia metropolitan areas in November 2010.

Offer nationwide voice, text and web services

Beginning in January 2010, all of the service plans we offer to new subscribers offer nationwide voice, text and web services for a flat rate inclusive of applicable taxes and regulatory fees on an unlimited usage basis. In order to do so, we have entered, and plan to enter in the future, into roaming agreements with other wireless broadband mobile service providers beyond those that allow our subscribers to receive our service in areas covering over 280 million in total population which allow our subscribers to receive services when they are outside the areas we serve with our own network.

Existing 9 1/4% senior notes due 2014

On November 3, 2006, we consummated the sale of $1.0 billion principal amount of our 9  1/4% senior notes due 2014, or 9 1/4% senior notes. On June 6, 2007, we consummated the sale of an additional $400.0 million principal amount of additional 9 1/4% senior notes due 2014, or additional 9 1/4% senior notes, under the indenture governing our 9 1/4% senior notes. On January 20, 2009, we completed the sale of an additional $550.0 million principal amount of 9 1/4% senior notes due 2014, or new 9 1/4% senior notes, under a new indenture substantially similar to the indenture governing our 9 1/4% senior notes and additional 9 1/4% senior notes. We collectively refer to the 9 1/4% senior notes and additional 9 1/4% senior notes as our initial 9 1/4% senior notes and, together with our new 9 1/4% senior notes, the existing 9 1/4% senior notes.

In connection with the offer for sale of $1.0 billion principal amount of our 7 7/8% senior notes due 2018, or 7 7/8% senior notes, on September 7, 2010, we commenced a cash tender offer for up to $1.0 billion of the $1.4 billion outstanding principal amount of our initial 9 1/4% senior notes for 104.625% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the purchase date, or the tender offer. On September 21, 2010 and October 6, 2010, we purchased an aggregate of approximately $313.1 million in principal amount of our initial 9 1/4% senior notes in the tender offer. On November 1, 2010, we redeemed an additional approximately $686.9 million in principal amount of our initial 9 1/4% senior notes at a redemption price of 104.625% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date, or the initial redemption.

Existing 7 7/8% senior notes due 2018

On September 21, 2010, we consummated the sale of $1.0 billion principal amount of our 7 7/8% senior notes. Net proceeds from the sale were approximately $974.9 million, and were used, together with cash on hand, to fund the tender offer and the redemption of $1.0 billion of our initial 9 1/4% senior notes. We collectively refer to the 7 7/8% senior notes and the existing 9 1/4% senior notes as the existing senior notes.

Recent developments

Amendment to credit facility

On July 16, 2010, we entered into an Amendment and Restatement and Resignation and Appointment Agreement, or the Amendment, which amends and restates our senior secured credit facility. The Amendment amends the senior secured credit facility to, among other things, extend the maturity of $1.0 billion of existing term loans under the senior secured credit facility to November 2016 and to increase the interest rate to LIBOR plus 3.50% on the extended portion only. The remaining $536.0 million of term loans will mature in 2013 and the interest rate continues to be LIBOR plus 2.25%. See “Description of existing indebtedness—our senior secured credit facility” for additional information.

The redemption

We intend to use a portion of the net proceeds from this offering to redeem all of the $950.0 million outstanding aggregate principal amount of existing 9 1/4% senior notes at a price of 104.625% of the principal amount thereof, plus any accrued and unpaid interest to, but not including, the redemption date.

Corporate information

MetroPCS Wireless is a Delaware corporation and a wholly-owned indirect subsidiary of MetroPCS Communications, a Delaware corporation that is publicly held and listed on The New York Stock Exchange under the symbol “PCS.” Our corporate headquarters are located at 2250 Lakeside Blvd., Richardson, Texas 75082, and our telephone number is (214) 570-5800.

The offering

The following summary contains basic information about the notes, is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. For a more complete description of the notes, please refer to the section of this document entitled “Description of notes.” For purposes of this section of the summary and the description of the notes included in this prospectus supplement, references to “MetroPCS,” “issuer,” “we,” “us” and “our” refer only to MetroPCS Wireless, Inc., a Delaware corporation, and do not include its subsidiaries.

Issuer	MetroPCS Wireless, Inc.

Securities	$1,000,000,000 aggregate principal amount of 6 5/8% senior notes due 2020.

Maturity	November 15, 2020.

Interest payment dates	May 15 and November 15 of each year, beginning on May 15, 2011. Interest will accrue from November 17, 2010.

Optional redemption	We may, at our option, redeem some or all the notes at any time on or after November 15, 2015 at the fixed redemption prices described in the section “Description of notes—Optional redemption,” plus accrued and unpaid interest, if any, to, but not including, the date we redeem the notes.

Prior to such date, we may, at our option, redeem some or all of the notes at a make-whole price, plus accrued and unpaid interest, to, but not including, the date we redeem the notes.

In addition, prior to November 15, 2013, we may, at our option, redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain sales of equity securities or certain contributions to our equity at the redemption price described in the section “Description of notes—Optional redemption,” plus accrued and unpaid interest, if any, to, but not including, the date we redeem the notes.

Ranking	The notes will be our general unsecured, senior obligations. Accordingly, they will rank:

•	senior in right of payment to all of our existing and future subordinated indebtedness to the extent that such indebtedness provides by its terms that it is subordinated to the notes;

•

pari passu in right of payment with any of our existing and future unsecured indebtedness and other liabilities that is not by its terms subordinated to the notes, including, without limitation, the existing senior notes;

•

effectively junior to our existing and future secured indebtedness, including indebtedness under our senior secured credit facility, to the extent of the value of our assets constituting collateral securing that indebtedness; and

•	structurally subordinate to any existing and future indebtedness and other liabilities (other than indebtedness and liabilities owed to us) of our non-guarantor subsidiaries.

Assuming we had completed the offering of the notes, applied the proceeds to the redemption of all of the $950.0 million outstanding aggregate principal amount of existing 9 1/4% senior notes and redeemed an additional approximately $686.9 million in principal amount of our initial 9 1/4% senior notes on September 30, 2010, we would have had approximately $3.7 billion of senior indebtedness outstanding, approximately $1.7 billion of which would have been secured. The notes will be effectively subordinated to this secured debt. We intend to use a portion of the net proceeds from this offering to redeem all of the $950.0 million outstanding aggregate principal amount of existing 9 1/4% senior notes.

Note guarantees	Our obligations under the notes will be jointly and severally and fully guaranteed by MetroPCS Communications, MetroPCS, Inc. and all of our current and future direct and indirect domestic restricted subsidiaries. Royal Street Communications and its subsidiaries, or Royal Street, currently are not domestic restricted subsidiaries under the indenture governing the notes. The notes will not be guaranteed by Royal Street, MetroPCS Finance, Inc. or any other subsidiaries of MetroPCS Communications (other than MetroPCS, Inc. and our current and future direct and indirect domestic restricted subsidiaries) which are consolidated in MetroPCS Communications, Inc.’s financial statements. See “Description of notes—The note guarantees.” Each guarantee of the notes will be a general unsecured obligation of that guarantor and will rank:

•	senior in right of payment to all existing and future subordinated indebtedness of that guarantor to the extent that such indebtedness provides by its terms that it is subordinated to the notes;

•

pari passu in right of payment with any existing and future unsecured indebtedness of that guarantor that is not by its terms subordinated to the notes, including, without limitation, the existing senior notes; and

•

effectively junior to that guarantor’s existing and future secured indebtedness, including its guarantee of indebtedness under our senior secured credit facility, to the extent of the value of the assets of such guarantor constituting collateral securing that indebtedness.

The guarantee of the notes by MetroPCS Communications, or Parent, will be a general senior unsecured obligation of Parent, will be pari passu in right of payment with all existing and future senior indebtedness of Parent, will be senior in right of payment to any future subordinated indebtedness of Parent and will be effectively subordinated to any existing or future secured indebtedness of Parent and structurally subordinated to any indebtedness and other obligations and liabilities of any non-guarantor subsidiary of Parent. As of September 30, 2010, Parent’s subsidiaries that do not guarantee the notes and Royal Street collectively had outstanding approximately $59.1 million in aggregate principal amount of indebtedness (excluding indebtedness owed to us and our subsidiaries).

Certain covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur more debt;

•	pay dividends and make distributions;

•	make certain investments;

•	repurchase stock;

•	create liens or other encumbrances;

•	enter into transactions with affiliates;

•	enter into agreements that restrict dividends or distributions from subsidiaries; and

•	merge, consolidate or sell, or otherwise dispose of, substantially all of our assets.

These covenants are subject to a number of important limitations and exceptions that are described later in this prospectus supplement under the caption “Description of notes—Certain covenants.”

Asset sale proceeds	If we or our restricted subsidiaries engage in certain types of asset sales, we generally must use the net cash proceeds from such sale to either make investments in our business (through capital expenditures, acquisitions or otherwise) or permanently repay senior debt within a certain period of time after such sale, otherwise we must make an offer to purchase a principal amount of the notes and other pari passu indebtedness equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest, to, but not including, the date of the purchase.

Change of control offer	If we experience specific kinds of changes of control and, as a result of such change of control, we experience a ratings downgrade during a specified period of time after the change of control, we must offer to repurchase the notes at a price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of purchase.

Use of proceeds	We estimate that our net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $989.0 million. We intend to use the net proceeds from this offering to redeem all of the $950.0 million outstanding aggregate principal amount of existing 9 1/4% senior notes at a price of 104.625% of the principal amount thereof, plus any accrued and unpaid interest to, but not including, the redemption date, and for general corporate purposes. “Summary—Recent developments—The redemption” and “Use of proceeds.”

Form	The notes will be represented by registered global securities registered in the name of Cede & Co., the nominee of the depositary, The Depository Trust Company, or DTC. Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants.

Risk factors	You should consider carefully all of the information set forth in this prospectus supplement and, in particular, you should carefully evaluate the specific factors under “Risk factors” beginning on page S-16 of this prospectus supplement, including those risk factors incorporated by reference herein.

Summary historical consolidated financial data

The following tables set forth selected consolidated financial and other data for MetroPCS Communications and its consolidated subsidiaries for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2009 and 2010. We derived our summary historical financial data for the years ended December 31, 2007, 2008 and 2009 from the consolidated financial statements of MetroPCS Communications appearing in MetroPCS Communications’ Annual Report on Form 10-K for the year ended December 31, 2009, which are incorporated by reference into this prospectus supplement. We derived our summary historical financial data as of September 30, 2010 and for the nine months ended September 30, 2009 and 2010 from the unaudited consolidated financial statements of MetroPCS Communications appearing in MetroPCS Communications’ Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, which are incorporated by reference into this prospectus supplement. You should read the following summary historical financial and operating data in conjunction with our historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in MetroPCS Communications’ Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30, and September 30, 2010, each of which is incorporated by reference into this prospectus supplement. The summary historical financial and operating data presented in this prospectus supplement may not be indicative of future performance. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year.

	Year ended December 31,			Nine months ended September 30,
(In thousands, except share and per share data)	2007	2008	2009	2009	2010

Statement of Operations Data:
Revenues:
Service revenues	$1,919,197	$2,437,250	$3,130,385	$2,305,888	$2,717,671
Equipment revenues	316,537	314,266	350,130	244,646	286,156

Total revenues	2,235,734	2,751,516	3,480,515	2,550,534	3,003,827
Operating expenses:
Cost of service (excluding depreciation and amortization disclosed separately below)	647,510	857,295	1,120,052	812,596	906,508
Cost of equipment	597,233	704,648	884,272	651,511	805,357
Selling, general and administrative expenses (excluding depreciation and amortization disclosed separately below)	352,020	447,582	567,730	417,191	465,940
Depreciation and amortization	178,202	255,319	377,856	272,097	330,906
Loss (gain) on disposal of assets	655	18,905	(4,683)	(8,328)	(16,461)

Total operating expenses	1,775,620	2,283,749	2,945,227	2,145,067	2,492,250

Income from operations	460,114	467,767	535,288	405,467	511,577
Other expense (income):
Interest expense	201,746	179,398	270,285	199,358	198,710
Interest income	(63,937)	(22,947)	(2,870)	(2,120)	(1,353)
Other expense (income), net	1,004	1,035	1,808	1,407	1,396
Loss on extinguishment of debt	—	—	—	—	15,590
Impairment loss on investment securities	97,800	30,857	2,386	1,827	—

Total other expense	236,613	188,343	271,609	200,472	214,343

Income before provision for income taxes	223,501	279,424	263,679	204,995	297,234
Provision for income taxes	(123,098)	(129,986)	(86,835)	(61,276)	(117,370)

Net income	100,403	149,438	176,844	143,719	179,864
Accrued dividends on Series D Preferred Stock	(6,499)	—	—	—	—
Accrued dividends on Series E Preferred Stock	(929)	—	—	—	—
Accretion on Series D Preferred Stock	(148)	—	—	—	—
Accretion on Series E Preferred Stock	(106)	—	—	—	—

Net income applicable to Common Stock	$92,721	$149,438	$176,844	$143,719	$179,864

Basic net income per common share(1):
Basic	$0.29	$0.43	$0.50	$0.41	$0.51

Diluted	$0.28	$0.42	$0.49	$0.40	$0.50

Weighted average shares(1):
Basic	287,692,280	349,395,285	351,898,898	351,732,660	353,342,910

Diluted	296,337,724	355,380,111	355,942,921	356,511,560	355,593,779

	Year ended December 31,			Nine months ended September 30,
(dollars, customers and POPs in thousands)	2007	2008	2009	2009	2010

Other Financial Data:
Net cash provided by operating activities	$589,306	$447,490	$899,349	$779,414	$679,391
Net cash used in investment activities	(517,088)	(1,294,275)	(1,116,954)	(894,854)	(1,269,649)
Net cash provided by financing activities	1,236,492	74,525	449,038	373,070	550,661
Ratio of earnings to fixed charges(2)	1.66x	1.72x	1.59x	1.61x	1.98x
Consolidated Operating Data:
Licensed POPs (at period end)(3)	148,777	150,495	143,984	143,202	145,612
Covered POPs (at period end)(3)	53,660	64,354	92,544	89,487	96,569
Customers (at period end)	3,963	5,367	6,640	6,322	7,857
Adjusted EBITDA(4)	$666,995	$783,133	$956,244	$705,003	$861,125
Adjusted EBITDA as a percentage of service revenues(5)	34.8%	32.1%	30.5%	30.6%	31.7%
Capital Expenditures	$767,709	$954,612	$831,674	$636,522	$547,943

	Year ended December 31,			Nine months ended September 30,
	2007	2008	2009	2009	2010

Average monthly churn(6)	4.7%	4.7%	5.5%	5.5%	3.6%
Average revenue per user (ARPU)(7), (8)	$43.31	$41.39	$40.68	$40.68	$39.78
Cost per gross addition (CPGA)(6), (7), (9)	$127.97	$127.21	$145.79	$148.27	$155.80
Cost per user (CPU)(7), (10)	$18.33	$18.17	$17.23	$16.93	$18.38

	As of September 30, 2010
(In thousands)	Actual	As adjusted(11)

Balance Sheet Data:
Cash, cash equivalents and short-term investments	$1,902,416	$1,115,170
Property and equipment, net	3,423,533	3,423,533
Total assets	8,320,613	7,523,906
Long-term debt (including current maturities)	4,334,551	3,730,901
Stockholders’ equity	2,506,665	2,428,684

(1)	See Note 16 to the consolidated financial statements included in MetroPCS Communications’ Annual Report on Form 10-K for the year ended December 31, 2009 and Note 10 to the condensed consolidated financial statements included in MetroPCS Communications’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, both such Notes are incorporated by reference into this prospectus supplement, for an explanation of the calculation of basic and diluted net income per common share.

(2)	For purposes of calculating the ratio of earnings to fixed charges, earnings represents income before provision for income taxes plus fixed charges and amortization of capitalized interest (excluding capitalized interest). Fixed charges include interest expense (including capitalized interest); amortized premiums and discounts related to indebtedness; amortization of deferred debt issuance costs; the portion of operating rental expense that management believes is representative of the appropriate interest component of rental expense; and net preferred stock dividends. The portion of total rental expense that represents the interest factor is estimated to be 33%. Net preferred stock dividends are our preferred dividend expense net of income tax benefit.

For the year ended December 31, 2007 our ratio of earnings to fixed charges would have been 1.54x on an adjusted basis giving effect to (a) the consummation of MetroPCS Communications’ initial public offering of 57,500,000 shares of common stock, par value $0.0001 per share, at a price per share of $23.00 (less underwriting discounts and fees) completed on April 19, 2007, consisting of 37,500,000 shares of common stock sold by MetroPCS Communications and 20,000,000 shares of common stock sold by selling stockholders, including 7,500,000 shares sold by selling stockholders pursuant to the underwriters’ exercise of their over-allotment option, (b) the completion of the offering of $400.0 million principal amount of additional 9 1/4% senior notes and our receipt of the proceeds from the sale of such additional 9 1/4% senior notes on June 6, 2007 and (c) the completion of the offering of $550.0 million principal amount of new 9 1/4% senior notes and our receipt of the proceeds from the sale of such new 9 1/4% senior notes on January 20, 2009, as if they all had occurred on the first date of such period. Upon consummation of the initial public offering, all of the shares of MetroPCS Communications’ Series D and Series E preferred stock were converted into shares of common stock.

For the year ended December 31, 2008, our ratio of earnings to fixed charges would have been 1.60x on an adjusted basis giving effect to the completion of the offering of the new 9 1/4% senior notes on January 20, 2009 and our receipt of the proceeds from the sale of such new 9 1/4% senior notes, as if it had occurred on the first date of such period.

(3)	Licensed POPs represent the aggregate number of persons that reside within the areas covered by our or Royal Street Communications’ licenses. Covered POPs represent the estimated number of POPs in our metropolitan areas that reside within the areas covered by our network.

(4)	Our senior secured credit facility defines consolidated Adjusted EBITDA as: consolidated net income plus depreciation and amortization; gain (loss) on disposal of assets; non-cash expenses; gain (loss) on extinguishment of debt; provision for income taxes; interest expense; and certain expenses of MetroPCS Communications minus interest and other income and non-cash items increasing consolidated net income.

We consider Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and fund future growth. We present consolidated Adjusted EBITDA because covenants in our senior secured credit facility contain ratios based on this measure. Other wireless carriers may calculate consolidated Adjusted EBITDA differently. If our consolidated Adjusted EBITDA were to decline below certain levels, covenants in our senior secured credit facility that are based on consolidated Adjusted EBITDA, including our maximum senior secured leverage ratio covenant, may be violated and could cause, among other things, an inability to incur further indebtedness and in certain circumstances a default or mandatory prepayment under our senior secured credit facility. Our maximum senior secured leverage ratio is required to be less than 4.5 to 1.0 based on consolidated Adjusted EBITDA plus the impact of certain new markets. The lenders under our senior secured credit facility use the senior secured leverage ratio to measure our ability to meet our obligations on our senior secured debt by comparing the total amount of such debt to our consolidated Adjusted EBITDA, which our lenders use to estimate our cash flow from operations. The senior secured leverage ratio is calculated as the ratio of senior secured indebtedness to consolidated Adjusted EBITDA, as defined by our senior secured credit facility. For the twelve months ended December 31, 2009, our senior secured leverage ratio was 1.67 to 1.0, which means for every $1.00 of Adjusted EBITDA we had $1.67 of senior secured indebtedness. For the twelve months ended September 30, 2010, our senior secured leverage ratio was 1.56 to 1.0, which means for every $1.00 of Adjusted EBITDA we had $1.56 of senior secured indebtedness. In addition, consolidated Adjusted EBITDA is also utilized, among other measures, to determine management’s compensation under their annual cash performance awards. Consolidated Adjusted EBITDA is not a measure calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and should not be considered a substitute for, operating income, net income, or any other measure of financial performance reported in accordance with GAAP. In addition, consolidated Adjusted EBITDA should not be construed as an alternative to, or more meaningful than cash flows from operating activities, as determined in accordance with GAAP. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in MetroPCS Communications’ Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this prospectus supplement.

The following table shows the calculation of consolidated Adjusted EBITDA, as defined in our senior secured credit facility, for the periods indicated.

	Year ended December 31,			Nine months ended September 30,
(In thousands)	2007	2008	2009	2009	2010

Calculation of Consolidated Adjusted EBITDA:
Net income	$100,403	$149,438	$176,844	$143,719	$179,864
Adjustments:
Depreciation and amortization	178,202	255,319	377,856	272,097	330,906
Loss (gain) on disposal of assets	655	18,905	(4,683)	(8,328)	(16,461)
Stock-based compensation expense(a)	28,024	41,142	47,783	35,767	35,103
Interest expense	201,746	179,398	270,285	199,358	198,710
Interest income	(63,937)	(22,947)	(2,870)	(2,120)	(1,353)
Other expense (income), net	1,004	1,035	1,808	1,407	1,396
Impairment loss on investment securities	97,800	30,857	2,386	1,827	—
Loss on extinguishment of debt	—	—	—	—	15,590
Provision for income taxes	123,098	129,986	86,835	61,276	117,370

Consolidated Adjusted EBITDA	$666,995	$783,133	$956,244	$705,003	$861,125

(a)	Represents a non-cash expense, as defined by our senior secured credit facility.

In addition, for further information, the following table reconciles consolidated Adjusted EBITDA, as defined in our senior secured credit facility, to cash flows from operating activities for the periods indicated.

	Year ended December 31,			Nine months ended September 30,
(In thousands)	2007	2008	2009	2009	2010

Reconciliation of Net Cash Provided by Operating Activities to Consolidated Adjusted EBITDA:
Net cash provided by operating activities	$589,306	$447,490	$899,349	$779,414	$679,391
Adjustments:
Interest expense	201,746	179,398	270,285	199,358	198,710
Non-cash interest expense	(3,259)	(2,550)	(11,309)	(8,176)	(10,049)
Interest income	(63,937)	(22,947)	(2,870)	(2,120)	(1,353)
Other expense (income), net	1,004	1,035	1,808	1,407	1,396
Other non-cash expense	(1,003)	(1,258)	(1,567)	(1,168)	(1,455)
Provision for uncollectible accounts receivable	(129)	(8)	(199)	(191)	(38)
Deferred rent expense	(13,745)	(20,646)	(24,222)	(17,765)	(15,648)
Cost of abandoned cell sites	(6,704)	(8,592)	(8,286)	(6,148)	(1,450)
Gain on sale and maturity of investments	10,506	—	644	272	340
Accretion of asset retirement obligation	(1,439)	(3,542)	(5,111)	(3,716)	(2,772)
Provision for income taxes	123,098	129,986	86,835	61,276	117,370
Deferred income taxes	(118,524)	(124,347)	(110,161)	(85,070)	(114,105)
Changes in working capital	(49,925)	209,114	(138,952)	(212,370)	10,788

Consolidated Adjusted EBITDA	$666,995	$783,133	$956,244	$705,003	$861,125

(5)	Adjusted EBITDA as a percentage of service revenues is calculated by dividing consolidated Adjusted EBITDA by total service revenues.

(6)	Average monthly churn represents (a) the number of customers who have been disconnected from our system during the measurement period less the number of customers who have reactivated service, divided by (b) the sum of the average monthly number of customers during such period. We classify delinquent customers as churn after they have been delinquent for 30 days. In addition, when an existing customer establishes a new account in connection with the purchase of an upgraded or replacement phone and does not identify themselves as an existing customer, we count the phone leaving service as a churn and the new phone entering service as a gross customer addition (“false churn”). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Performance Measures” in MetroPCS Communications’ Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this prospectus supplement.

(7)	Average revenue per user, or ARPU, cost per gross addition, or CPGA, and cost per user, or CPU, are non-GAAP financial measures utilized by our management to judge our ability to meet our liquidity requirements and to evaluate our operating performance. We believe these measures are important in understanding the performance of our operations from period to period, and although every company in the wireless industry does not define each of these measures in precisely the same way, we believe that these measures (which are common in the wireless industry) facilitate key liquidity and operating performance comparisons with other companies in the wireless industry.

(8)	ARPU represents (a) service revenues plus impact to service revenues of promotional activity less pass through charges for the measurement period, divided by (b) the sum of the average monthly number of customers during such period. We utilize ARPU to evaluate our per-customer service revenue realization and to assist in forecasting our future service revenues. ARPU is calculated exclusive of pass through charges that we collect from our customers and remit to the appropriate government agencies.

Average number of customers for any measurement period is determined by dividing (a) the sum of the average monthly number of customers for the measurement period by (b) the number of months in such period. Average monthly number of customers for any month represents the sum of the number of customers on the first day of the month and the last day of the month divided by two. The following table shows the calculation of ARPU for the periods indicated:

	Year ended December 31,			Nine months ended September 30,
(In thousands, except average number of customers and ARPU)	2007	2008	2009	2009	2010

Calculation of ARPU:
Service revenues	$1,919,197	$2,437,250	$3,130,385	$2,305,888	$2,717,671
Add:
Impact to service revenues of promotional activity	—	—	42,931	37,209	778
Less:
Pass through charges	(95,946)	(136,801)	(173,099)	(125,314)	(69,204)

Net service revenues	$1,823,251	$2,300,449	$3,000,217	$2,217,783	$2,649,245

Divided by average number of customers	3,508,497	4,631,168	6,145,414	6,058,007	7,398,960

ARPU	$43.31	$41.39	$40.68	$40.68	$39.78

(9)	CPGA is determined by dividing (a) selling expenses plus the total cost of equipment associated with transactions with new customers less equipment revenues associated with transactions with new customers during the measurement period adjusted for impact to service revenues of promotional activity by (b) gross customer additions during such period. Retail customer service expenses and equipment margin on handsets sold to existing customers when they are identified, including handset upgrade transactions, are excluded, as these costs are incurred specifically for existing customers. We utilize CPGA to assess the efficiency of our distribution strategy, validate the initial capital invested in our customers and determine the number of months to recover our customer acquisition costs. This measure also allows us to compare our average acquisition costs per new customer to those of other wireless broadband mobile providers. Equipment revenues related to new customers, adjusted for the impact to service revenues of promotional activity, are deducted from selling expenses in this calculation as they represent amounts paid by customers at the time their service is activated that reduce our acquisition cost of those customers. Additionally, equipment costs associated with existing customers, net of related revenues, are excluded as this measure is intended to reflect only the acquisition costs related to new customers. The following table reconciles total costs used in the calculation of CPGA to selling expenses, which we consider to be the most directly comparable GAAP financial measure to CPGA:

	Year ended December 31,			Nine months ended September 30,
(In thousands, except gross customer additions and CPGA)	2007	2008	2009	2009	2010

Calculation of CPGA:
Selling expenses	$153,065	$212,293	$302,275	$222,146	$248,721
Less: Equipment revenues	(316,537)	(314,266)	(350,130)	(244,646)	(286,156)
Add: Impact to service revenues of promotional activity	—	—	42,931	37,209	778
Add: Equipment revenue not associated with new customers	142,822	149,029	169,929	121,786	171,905
Add: Cost of equipment	597,233	704,648	884,272	651,511	805,357
Less: Equipment costs not associated with new customers	(192,153)	(244,311)	(275,793)	(198,523)	(376,137)

Gross addition expenses	$384,430	$507,393	$773,484	$589,483	$564,468

Divided by: Gross customer additions	3,004,177	3,988,692	5,305,505	3,975,625	3,623,113

CPGA	$127.97	$127.21	$145.79	$148.27	$155.80

(10)	CPU is determined by dividing (a) cost of service and general and administrative costs (excluding applicable stock-based compensation expense included in cost of service and general and administrative expense) plus net loss on handset equipment transactions unrelated to initial customer acquisition, divided by (b) the sum of the average monthly number of customers during such period. We utilize CPU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CPU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless providers. We believe investors use CPU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless providers, although other wireless carriers may calculate this measure differently. The following table reconciles total costs used in the calculation of CPU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CPU:

	Year ended December 31,			Nine months ended September 30,
(In thousands, except average number of customers and CPU)	2007	2008	2009	2009	2010

Calculation of CPU:
Cost of service	$647,510	$857,295	$1,120,052	$812,596	$906,508
Add: General and administrative expense	198,955	235,289	265,455	195,045	217,219
Add: Net loss on equipment transactions unrelated to initial customer acquisition	49,331	95,282	105,864	76,737	204,232
Less: Stock-based compensation expense included in cost of service and general and administrative expense	(28,024)	(41,142)	(47,783)	(35,767)	(35,103)
Less: Pass through charges	(95,946)	(136,801)	(173,099)	(125,314)	(69,204)

Total costs used in the calculation of CPU	$771,826	$1,009,923	$1,270,489	$923,297	$1,223,652

Divided by: Average number of customers	3,508,497	4,631,168	6,145,414	6,058,007	7,398,960

CPU	$18.33	$18.17	$17.23	$16.93	$18.38

(11)

As adjusted to give effect to the issuance of the notes offered hereby and our receipt of the net proceeds therefrom, the redemption of $686.9 million aggregate principal amount of the initial 9 1/4% senior notes in the initial redemption plus accrued and unpaid interest through September 30, 2010, and the application of the estimated net proceeds from the issuance of the notes offered hereby as described in “Use of proceeds.”

Risk factors

An investment in the notes involves a high degree of risk. Prior to making a decision about investing in the notes, you should carefully consider the specific risk factors set forth below, as well as the risk factors discussed under the heading “Risk Factors” in MetroPCS Communications’ Annual Report on Form 10-K for the year ended December 31, 2009, and in MetroPCS Communications’ Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010, which are incorporated by reference in this prospectus supplement. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may affect our business, financial condition and operating results. If any of these risks actually occurs, our business, financial condition and operating results could suffer, and you could lose all or part of your investment.

Risks related to the notes

The notes and the guarantees will be unsecured and effectively subordinated to our and the guarantors’ existing and future secured indebtedness and structurally subordinated to any future indebtedness and other liabilities of our non-guarantor subsidiaries.

The notes and the guarantees will be general unsecured senior obligations ranking effectively junior in right of payment to all existing and future secured debt of ours and that of each guarantor, including obligations under our senior secured credit facility to the extent of the value of the collateral securing the debt, and will be subordinate in right of payment to any existing or future indebtedness and other liabilities of our non-guarantor subsidiaries. Substantially all of our assets and the assets of the subsidiary guarantors are subject to liens under our senior secured credit facility.

If we or a subsidiary guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any secured debt of ours, including under our senior secured credit facility, or that subsidiary guarantor, will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, securing that debt before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably in any remaining assets with all holders of our unsecured indebtedness that does not rank junior to the notes, including all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay the indebtedness and other obligations that rank senior to the notes and the amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness. It is possible that there will be no assets from which claims of holders of the notes can be satisfied (except as prohibited by law and certain permitted exceptions).

In addition, creditors of current and future subsidiaries that do not guarantee the notes will have claims, with respect to the assets of those subsidiaries, that rank structurally senior to the notes. In the event of any distribution or payment of assets of such subsidiaries in any dissolution, winding up, liquidation, reorganization, or other bankruptcy proceeding, the claims of those creditors must be satisfied prior to making any such distribution or payment to us in respect of its direct or indirect equity interests in such subsidiaries.

Our substantial indebtedness could adversely affect our business, financial condition and operating results and our senior creditors would have a secured claim to any collateral securing the debt owed to them.

We have now, and will continue to have, a significant amount of debt. As of September 30, 2010 and after giving effect to the redemption of approximately $686.9 million of our initial 9 1/4% senior notes in the initial redemption and the issuance of the notes in this offering and the application of the proceeds therefrom to redeem all of the $950.0 million outstanding aggregate principal amount of our existing 9 1/4% senior notes, we would have had approximately $1.5 billion of outstanding indebtedness under the senior secured credit facility, approximately $2.0 billion of outstanding indebtedness under our senior notes (including the notes offered hereby), and approximately $202.1 million of capital leases. Assuming we had completed the offering of the notes, applied the proceeds to the redemption of all of the $950.0 million outstanding aggregate principal amount of our existing 9 1/4% senior notes and redeemed an additional approximately $686.9 million in principal amount of our initial 9 1/4% senior notes, we would have had approximately $3.7 billion of total debt (including secured indebtedness and capital leases) as of September 30, 2010.

Our ability to make payments on our debt and to fund operations and significant planned capital expenditures will depend on our ability to generate cash in the future. Our ability to produce cash from operations is subject to a number of risks, including:

•	introduction of new products and services by us or our competitors or changes in service plans or pricing by us or our competitors;

•	our ability to maintain our current cost structure; and

•	our ability to continue to grow our customer base and maintain our projected levels of churn.

Our substantial debt service obligations could have important material consequences to you, including the following:

•

limiting our ability to borrow money or sell stock to fund working capital, capital expenditures, debt service requirements, acquisitions, technological initiatives and other general corporate purposes;

•	making it more difficult for us to make payments on our indebtedness and satisfy our obligations under the notes;

•	increasing our vulnerability to general economic downturns and industry conditions and limiting our ability to withstand competitive pressure;

•	limiting our flexibility in planning for, or reacting to, changes in our business or the telecommunications industry;

•	limiting our ability to increase our capital expenditures to roll out new services or to upgrade our networks to new technologies, such as LTE;

•	limiting our ability to purchase additional spectrum, expand our existing service areas or develop new metropolitan areas in the future;

•

reducing the amount of cash available for working capital needs, capital expenditures for existing and new markets and other corporate purposes by requiring us to dedicate a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness; and

•	placing us at a competitive disadvantage to our competitors who are less leveraged than we are.

Any of these risks could impair our ability to fund our operations or limit our ability to expand our business as planned, which could have a material adverse effect on our business, financial condition, and operating results. In addition, a substantial portion of our debt, including borrowings under our senior secured credit facility, bears interest at variable rates. If market interest rates increase, variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow. While we have and may enter into agreements limiting our exposure to higher interest rates in the future, any such agreements may not offer complete protection from this risk, and any portion not subject to such agreements would have full exposure to higher interest rates.

Even with our current levels of indebtedness, we may incur additional indebtedness. This could further exacerbate the risks associated with our leverage.

Although we have substantial indebtedness, we may still be able to incur significantly more debt under our senior secured credit facility and our indentures governing our existing senior notes and the notes offered hereby as market conditions permit, which could further reduce the cash we have available to invest in our operations, as a result of our increased debt service obligations. The terms of the agreements governing our long-term indebtedness, subject to specified limitations, allow for the incurrence of additional indebtedness by us and our subsidiaries. The more leveraged we become, the more we, and in turn the holders of our securities, become exposed to the risks described below in the risk factor entitled “Our substantial indebtedness could adversely affect our business, financial condition and operating results and our senior creditors would have a secured claim to any collateral securing the debt owed to them.”

In order to provide additional flexibility, especially in the current economic climate, we have filed a universal shelf registration statement with the SEC, to register debt, equity and other securities, including common stock, preferred stock, debt securities and guarantees of debt securities. The securities registered under this universal shelf registration statement could be offered from time to time, separately or together, directly by us or through underwriters, at amounts, prices, interest rates and other terms and conditions to be determined at the time of any offering without advance notice. There can be no assurance that sufficient funds will be available to us under our existing indebtedness or otherwise. Further, should we need to raise additional capital, the foreign ownership restrictions mandated by the FCC, and applicable to us, could limit our ability to attract additional equity financing outside the United States. If we were able to obtain funds, it may not be on terms and conditions acceptable to us, which could limit or preclude our ability to pursue new opportunities, expand our service, upgrade our networks, engage in acquisitions, or purchase additional spectrum, thus limiting our ability to expand our business which could have a material adverse effect on our business, financial condition and operating results.

MetroPCS Communications may be permitted to form new subsidiaries who are not guarantors of the notes, and the assets of any non-guarantor subsidiaries, including Royal Street, may not be available to make payments on the notes.

MetroPCS Communications, MetroPCS, Inc., and all of our current and future direct and indirect domestic restricted subsidiaries are guarantors of the notes. Royal Street Communications and its subsidiaries currently are not domestic restricted subsidiaries under the indenture governing the notes and therefore currently are not guarantors of the notes. In addition, all of our future unrestricted subsidiaries and any of MetroPCS Communications’ subsidiaries that are not our subsidiaries and that do not guarantee any of our other debt will not guarantee the notes. Payments on the notes are only required to be made by the issuer and the guarantors. As a result, no payments are required to be made from assets of MetroPCS Communications’ subsidiaries that do not guarantee the notes, or assets of Royal Street, unless those assets are transferred by dividend or otherwise to the issuer or a guarantor.

In the event that any non-guarantor subsidiary of MetroPCS Communications becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its debt and its trade creditors generally will be entitled to payment of their claims from the assets of that subsidiary before any of those assets are made available to the issuer or any guarantors. Consequently, your claims in respect of the notes will be effectively subordinated to all of the obligations and liabilities, including trade payables, of any future subsidiaries of MetroPCS Communications (other than the issuer) and Royal Street Communications that are not guarantors.

To service our debt, we will require a significant amount of cash, which may not be available to us.

Our ability to meet our existing or future debt obligations and to reduce our indebtedness will depend on our future performance and the other cash requirements of our business. Our performance, to a certain extent, is subject to general economic conditions, financial, competitive, business, political, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payment on our debt will depend on the satisfaction of covenants in our senior secured credit facility, the indentures governing our existing senior notes and the notes offered hereby, other debt agreements and other agreements we may enter into in the future. Specifically, we will need to maintain certain financial ratios and satisfy financial condition tests. We cannot assure you that we will continue to generate sufficient cash flow from operations at or above current levels or that future equity issuances or borrowings will be available to us under our senior secured credit facility or from other sources in an amount sufficient to enable us to repay all of our indebtedness timely. If we are unable to satisfy our financial covenants or generate or raise sufficient cash to timely repay our debt, the lenders could accelerate the maturity of some or all of our outstanding indebtedness. As a result, we believe we may need to refinance all or a portion of our remaining existing indebtedness prior to its maturity. Disruptions in the capital or financial markets or the general amount of debt refinancings occurring at the same time could make it more difficult to obtain debt or equity financing on reasonable terms or at all. We cannot assure you that we will be able to service our debt or refinance any or all of our indebtedness on favorable or commercially reasonable terms, or at all.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain specific kinds of change of control events, under the terms of the indentures governing our existing senior notes and the notes offered hereby, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our senior secured credit facility will not allow such repurchases. See “Description of notes—Repurchase at the option of holders—Change of control triggering event.”

Our failure to purchase the existing senior notes and the notes offered hereby as required under the indentures governing the existing senior notes and the notes offered hereby would result in a default under such indentures and a cross default under our senior secured credit facility, each of which could have material adverse consequences for us and the holders of the notes. A “change of control” (as defined in the indentures governing the existing senior notes and the notes offered hereby) may also be an event of default under our senior secured credit facility that would permit the lenders to accelerate the debt outstanding under that credit facility.

Our senior secured credit facility, the indenture governing the notes and the indentures governing our existing senior notes include restrictive covenants that limit our operating flexibility.

The indentures governing the existing senior notes and the notes offered hereby and our senior secured credit facility impose material operating and financial restrictions on us. These restrictions, subject in certain cases to ordinary course of business and other exceptions, may limit our ability to engage in some transactions, including the following:

•	incurring additional debt;

•	paying dividends, redeeming capital stock or making other restricted payments or investments;

•	selling or buying assets, properties or licenses;

•	developing assets, properties or licenses which we have or in the future may procure;

•	creating liens on assets;

•	participating in future FCC auctions of spectrum or private sales of spectrum;

•	engaging in mergers, acquisitions, business combinations, or other transactions;

•	merging, consolidating or disposing of assets;

•	entering into transactions with affiliates; and

•	placing restrictions on the ability of subsidiaries (other than Royal Street) to pay dividends or make other payments.

Under the senior secured credit facility, we are also subject to financial maintenance covenants with respect to our senior secured leverage and in certain circumstances total maximum consolidated leverage and certain minimum fixed charge coverage ratios. These restrictions could limit our ability to obtain debt financing, repurchase stock, refinance or pay principal on our outstanding debt, complete acquisitions for cash or debt or react to changes in our operating environment or the economy. Any future debt that we incur may contain similar or more restrictive covenants.

Any failure to comply with the restrictions of the senior secured credit facility or the indentures governing our existing senior notes and the notes offered hereby, or certain current and any subsequent financing agreements may result in an event of default under these agreements, which in turn may result in defaults or acceleration of obligations under these agreements and other agreements, giving our lenders the right to terminate any commitments they had made to provide us with further funds and to require us to repay all amounts then outstanding.

The guarantees may not be enforceable because of fraudulent conveyance laws.

The guarantors’ guarantees of the notes may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if we or any guarantor files a petition for bankruptcy or our creditors file an involuntary petition for bankruptcy of us or any guarantor. Under these laws, if a court were to find that, at the time a guarantor incurred debt (including debt represented by the guarantee), such guarantor:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors;

•	received less than reasonably equivalent value or fair consideration for incurring this debt, and the guarantor:

•	was insolvent or was rendered insolvent by reason of the related financing transactions;

•	was engaged in, or about to engage in, a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•

intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes;

then the court could void the guarantee or subordinate the amounts owing under the guarantee to the guarantor’s presently existing or future debt or take other actions detrimental to you.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, an entity would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at a fair valuation; or

•

the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

If a guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be our creditor or that of any guarantor whose obligation was not set aside or found to be unenforceable. In addition, the loss of a guarantee will constitute an event of default under the indentures relating to our existing senior notes and the notes offered hereby, which event of default would allow the holders of our existing senior notes and the holders of the notes offered hereby to accelerate the amounts due and payable thereunder and would also cause an event of default under our secured credit facility which would give our lenders the right to accelerate amounts due thereunder and we may not have the ability to pay any such amounts.

There is no established trading market for the notes and no guarantee that a market will develop or that you will be able to sell your notes.

The notes are a new issue of securities for which there is no established trading market. An active trading market may not develop for the notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may not be free from similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our operating performance and financial condition and other factors. We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market. The notes being offered herein are not additional debt securities under the indentures governing our existing senior notes. The notes being offered herein will be issued under a new supplemental indenture to the same base indenture under which our 7 7/8% senior notes were issued, will not vote together with our existing senior notes, will not be required to be redeemed on a pro rata basis with our existing senior notes and will not trade with our existing senior notes.

The trading prices for the notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

Use of proceeds

We estimate that the net proceeds to us from the offering, after deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $989.0 million.

We intend to use the net proceeds from this offering to redeem all of the $950.0 million outstanding principal amount of the existing 9 1/4% senior notes at a price of 104.625% of the principal amount thereof, plus any accrued and unpaid interest to, but not including, the redemption date, and for general corporate purposes. The redemption would be made in accordance with the indentures governing the existing 9 1/4% senior notes.

Capitalization

The table below sets forth our cash, cash equivalents and short-term investments and capitalization (i) as of September 30, 2010 and (ii) as adjusted to give effect to the following as if they had occurred on September 30, 2010:

•	the completion of this offering of the notes and our receipt of the net proceeds therefrom;

•

the redemption of $686.9 million aggregate principal amount of the 9 1/4% senior notes in the initial redemption, at a price of 104.625% of the principal amount thereof, plus any accrued and unpaid interest to, but not including, the redemption date; and

•	the application of the estimated net proceeds thereof as described in “Use of proceeds.”

You should read this table in conjunction with the section entitled “Use of proceeds” in this prospectus supplement, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included in MetroPCS Communications’ Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on March 1, 2010, and our unaudited interim consolidated financial statements and related notes thereto included in MetroPCS Communications’ Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, as filed with the SEC on November 5, 2010, all of which are incorporated by reference in this prospectus supplement.

	As of September 30, 2010
	Actual	As adjusted
	(in thousands)

Cash, cash equivalents and short-term investments(1)	$1,902,416	$1,115,170

Debt:
Senior secured credit facility	1,536,000	1,536,000
Existing 9 1/4% senior notes(1)	1,636,950	—
Existing 7 7/8% senior notes	1,000,000	1,000,000
Unamortized discount on debt	(40,514)	(7,214)
Capital lease obligations	202,115	202,115
Notes offered hereby	—	1,000,000

Total Debt	$4,334,551	$3,730,901

Stockholders’ Equity(2)	2,506,665	2,428,684

Total Capitalization	$6,841,216	$6,159,585

(1)

We intend to use a portion of the net proceeds from this offering to redeem all of the $950.0 million outstanding aggregate principal amount of our existing 9 1/4% senior notes at a price of 104.625% of the principal amount thereof, plus any accrued and unpaid interest to, but not including, the redemption date.

(2)

As adjusted, reflects the impact of $75.7 million in tender costs, $20.5 million of unamortized issuance costs, $33.3 million of net unamortized original issue discount and estimated expenses of $0.5 million recognized as a result of the redemption of the 9 1/4% senior notes, net of estimated provision for income taxes of 40%.

Description of existing indebtedness

Our senior secured credit facility

On November 3, 2006, we entered into a senior secured credit facility, pursuant to which we could borrow up to $1.7 billion. The senior secured credit facility consists of a $1.6 billion term loan facility and a $100.0 million revolving credit facility. The term loan facility is repayable in quarterly installments in annual aggregate amounts equal to 1% of the initial aggregate principal amount of $1.6 billion. The term loan facility matures on November 3, 2013 and the revolving credit facility matures on November 3, 2011. On November 3, 2006, we borrowed $1.6 billion under the senior secured facility concurrently with the closing of the sale of the 9 1/4% senior notes. We used the amount borrowed, together with the net proceeds from the sale of such 9 1/4% senior notes, to repay all amounts owed under our then-existing first and second lien credit agreements and bridge credit facilities entered into by subsidiaries of MetroPCS Communications, and to pay related premiums, fees and expenses.

The senior secured credit facility is guaranteed by MetroPCS Communications, MetroPCS, Inc. and each of our direct and indirect present and future wholly-owned restricted domestic subsidiaries. The senior secured credit facility is not guaranteed by Royal Street, but we have pledged the promissory note that Royal Street has given us in connection with amounts borrowed by Royal Street from us and the member interests we hold in Royal Street Communications. The senior secured credit facility contains customary events of default, including cross defaults. Our obligations under the senior secured credit facility are also secured by our capital stock as well as substantially all of our present and future assets and each of our current and future wholly-owned domestic restricted subsidiaries (except as prohibited by law and certain permitted exceptions).

Under the senior secured credit facility, we are subject to certain limitations, including limitations on our ability to incur additional debt, sell assets, make certain investments or acquisitions, grant liens and pay dividends. We are also subject to certain financial covenants, including maintaining a maximum senior secured consolidated leverage ratio and, under certain circumstances, maximum consolidated leverage and minimum fixed charge coverage ratios. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources” in MetroPCS Communications’ Annual Report on Form 10-K for the year ended December 31, 2009. There is no prohibition on our ability to make investments in or loan money to Royal Street in accordance with the Royal Street LLC Agreement.

Amounts outstanding under the senior secured credit facility bear interest at a LIBOR rate plus a margin as set forth in the facility. In March 2009, we entered into three separate two-year interest rate protection agreements. These agreements became effective on February 1, 2010 and cover a notional amount of $1.0 billion and effectively convert this portion of our variable rate debt to fixed rate debt at a weighted average annual rate of 5.246%. The monthly interest settlement periods began February 1, 2010. These agreements expire on February 1, 2012. In October 2010, we entered into three separate additional two-year interest rate protection agreements. These additional interest rate protection agreements become effective on February 1, 2012 and cover a notional amount of $950 million and effectively convert this portion of our variable rate debt to fixed rate debt at a weighted average annual rate of 4.612%. The monthly interest settlement periods begin February 1, 2012 and these additional interest rate protection agreements expire on February 1, 2014.

On February 20, 2007, we entered into an amendment to the senior secured credit facility reducing the margin used to determine the senior secured credit facility interest rate to 2.25% from 2.50%.

On July 16, 2010, we entered into an Amendment and Restatement and Resignation and Appointment Agreement, or the Amendment, which amends and restates our senior secured credit facility. The Amendment amends the senior secured credit facility to, among other things, extend the maturity of $1.0 billion of existing term loans under the senior secured credit facility to November 2016, increase the interest rate on the extended term loans to LIBOR plus 3.50% and reduce the aggregate amount of revolving commitments under the senior secured credit facility from $100.0 million to $67.5 million. The Amendment did not modify the maturity date or interest rate applicable to the non-extended term loans.

Our existing 9 1/4% senior notes

On November 3, 2006, we consummated the sale of $1.0 billion principal amount of our 9 1/4% senior notes. On June 6, 2007, we consummated the sale of an additional $400.0 million principal amount of our additional 9 1/4% senior notes, under the indenture governing our 9 1/4% senior notes. On January 20, 2009, we completed the sale of an additional $550.0 million principal amount of new 9 1/4% senior notes under a new indenture substantially similar to the indenture governing our 9 1/4% senior notes. The existing 9 1/4% senior notes are unsecured obligations and are guaranteed by MetroPCS Communications, MetroPCS, Inc., and all of our direct and indirect wholly-owned domestic restricted subsidiaries, but are not currently guaranteed by Royal Street. Interest is payable on our existing 9 1/4% senior notes on May 1 and November 1 of each year. We may, at our option, redeem some or all of our existing 9 1/4% senior notes at any time for the redemption prices set forth in the indentures governing our existing 9 1/4% senior notes. The notes being offered herein are not additional debt securities under the indentures governing our existing 9 1/4% senior notes. The notes being offered herein will be issued under a new indenture, will not vote together with our existing 9 1/4% senior notes, will not be required to be redeemed on a pro rata basis with our existing 9 1/4% senior notes and will not trade with our existing 9 1/4% senior notes.

On September 21, 2010, we purchased approximately $313.1 million in principal amount of our initial 9 1/4% senior notes pursuant to a tender offer we launched on September 7, 2010. On October 6, 2010, we purchased an additional $44,000 in principal amount of our initial 9 1/4% senior notes upon the expiration of the tender offer. Also on October 6, 2010, we gave notice of the redemption of an additional approximately $686.9 million in principal amount of our initial 9 1/4% senior notes, and, on November 1, 2010, we consummated the redemption of approximately $686.9 million in principal amount of our initial 9 1/4% senior notes at a price of 104.625% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date.

Our existing 7 7/8% senior notes due 2018

On September 21, 2010, we consummated the sale of $1.0 billion principal amount of our 7 7/8% senior notes. The 7 7/8% senior notes are unsecured obligations and are guaranteed by MetroPCS Communications, MetroPCS, Inc., and all of our current and future direct and indirect wholly-owned domestic restricted subsidiaries, but are not currently guaranteed by Royal Street. Interest is payable on our 7 7/8% senior notes on March 1 and September 1 of each year. We may, at our option, redeem some or all of our 7 7/8% senior notes at any time on or after September 1, 2014 for the redemption prices set forth in the indenture governing our 7 7/8% senior notes. In addition, prior to September 1, 2013, we may also redeem up to 35% of the aggregate principal amount of our 7 7/8% senior notes with the net cash proceeds of certain sales of equity securities, including the sale of common stock. The notes being offered herein will be issued under a new supplemental indenture to the base indenture under which our 7 7/8% senior notes were issued, will not vote together with our 7 7/8% senior notes, will not be required to be redeemed on a pro rata basis with our 7 7/8% senior notes and will not trade with our 7 7/8% senior notes.

Description of notes

You can find the definitions of certain terms used in this description of notes under the subheading “Certain definitions” below. In this description of notes, “Issuer” refers only to MetroPCS Wireless, Inc. and not to any of its Subsidiaries, “HoldCo” refers only to MetroPCS, Inc. and not to any of its Subsidiaries and “Parent” refers only to MetroPCS Communications, Inc. and not to any of its Subsidiaries.

Issuer will issue the notes as a series of debt securities under a base indenture among itself, HoldCo, Parent, the Subsidiary Guarantors and Wells Fargo Bank, N.A., as trustee, as supplemented by a supplemental indenture (the “supplemental indenture”) among the Issuer, Holdco, Parent and the Subsidiary Guarantors and the trustee. In this description of notes, the term “indenture” refers to the base indenture as supplemented by the supplemental indenture. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The obligations and covenants of Issuer described hereunder are only of Issuer and not of Parent, its indirect parent company, or HoldCo, its direct parent company. Although Parent and HoldCo will be guarantors of the notes, they and their Subsidiaries, except Issuer and its Restricted Subsidiaries, are generally not subject to any of the obligations and covenants described hereunder. Royal Street Communications, LLC and its Subsidiaries (which are not Subsidiaries of Issuer as of the date of the supplemental indenture) and MetroPCS Finance, Inc., a Subsidiary of Parent, are not Guarantors and are not subject to any of the obligations and covenants described hereunder.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture in its entirety because it, and not this description of notes, defines your rights as a holder of the notes. We have filed a copy of the base indenture as an exhibit to the Current Report on Form 8-K filed with the SEC on September 21, 2010, which has been incorporated by reference in this prospectus supplement. For more information on how you can obtain a copy of the base indenture and the supplemental indenture, see “Incorporation of documents by reference.” Certain defined terms used in this description of notes but not defined below under “—Certain definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief description of the notes and the note guarantees

The notes

The notes:

•	will be general unsecured obligations of Issuer;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness and other liabilities of Issuer, including, without limitation, Issuer’s existing senior notes;

•	will be senior in right of payment to any future subordinated Indebtedness of Issuer to the extent that such future Indebtedness provides by its terms that it is subordinated to the notes; and

•	will be unconditionally guaranteed on a senior unsecured basis by the Guarantors.

However, the notes will be effectively subordinated to all borrowings under the Credit Agreement, which are secured by substantially all of the assets of HoldCo, Issuer and the Subsidiary Guarantors (except for certain permitted exceptions or as prohibited by law), and all other existing and future secured Indebtedness of Issuer or any Guarantor to the extent of the assets securing such Indebtedness and to all liabilities of any of Issuer’s Subsidiaries that do not guarantee the notes to the extent of the assets of those Subsidiaries. See “Risk Factors—Risks related to the notes—The notes and the guarantees will be unsecured and effectively subordinated to our and the guarantors’ existing and future secured indebtedness and structurally subordinated to any future indebtedness and other liabilities of our non-guarantor subsidiaries.”

As of September 30, 2010, after giving effect to the issuance and sale of the notes offered hereby and the anticipated use of proceeds therefrom to redeem all of the $950.0 million outstanding aggregate principal amount of our existing 9 1/4% senior notes and the redemption on November 1, 2010 of approximately $686.9 million of our initial 9 1/4% senior notes, Issuer would have had outstanding approximately $1.7 billion in aggregate principal amount of secured Indebtedness and approximately $2.0 billion in aggregate principal amount of unsecured Indebtedness. Also as of September 30, 2010, Parent’s Subsidiaries that do not guarantee the notes and Royal Street and its Subsidiaries (which are not Subsidiaries of Issuer as of the date of the supplemental indenture) collectively had outstanding approximately $59.1 million in aggregate principal amount of Indebtedness (excluding Indebtedness owed to Issuer and its Subsidiaries).

The note guarantees

The notes will be guaranteed by Parent, HoldCo and all of Issuer’s Domestic Restricted Subsidiaries.

Each guarantee of the notes by a Guarantor:

•	will be a general unsecured obligation of that Guarantor;

•

will be pari passu in right of payment with all existing and future unsecured senior Indebtedness and other liabilities of that Guarantor, including, without limitation, its guarantee of Issuer’s existing senior notes; and

•

will be senior in right of payment to any future subordinated Indebtedness of that Guarantor to the extent that such future Indebtedness provides by its terms that it is subordinated to its guarantee of the notes.

However, the guarantees will be effectively subordinated to all existing and future secured Indebtedness of the Guarantors to the extent of the assets securing such Indebtedness. See “Risk Factors—Risks related to the notes—The notes and the guarantees will be unsecured and effectively subordinated to our and the guarantors’ existing and future secured indebtedness and structurally subordinated to any future indebtedness and other liabilities of our non-guarantor subsidiaries.”

Initially, all of Issuer’s existing Subsidiaries will guarantee the notes. Under the circumstances described below under the subheading “—Certain covenants—Additional note guarantees,” in the future one or more of Issuer’s newly created or acquired Subsidiaries may not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay their trade creditors and holders of their debt and other obligations before they will be able to distribute any of their assets to Issuer.

As of the date of the supplemental indenture, all of Issuer’s Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain covenants—Designation of restricted and unrestricted subsidiaries,” Issuer will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Issuer’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Issuer’s Unrestricted Subsidiaries will not guarantee the notes.

Principal, maturity and interest

Issuer will issue $1.0 billion in aggregate principal amount of notes in this offering. Issuer may issue additional notes from time to time after this offering, and such additional notes may be issued either under the base indenture as supplemented by the supplemental indenture for the notes or one or more additional supplemental indentures. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock.” The notes and any additional notes subsequently issued under the same supplemental indenture will be treated as a single series for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Issuer will issue notes in minimum denominations of $2,000 and integral multiples of $1,000. The notes will mature on November 15, 2020.

Interest on the notes will accrue at the rate of 6.625% per annum and will be payable semiannually in arrears on May 15 and November 15, commencing on May 15, 2011. Issuer will make each interest payment to the holders of record on the immediately preceding May 1 and November 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date or the maturity date falls on a day that is not a business day, the related payment of principal or interest will be made on the next succeeding business day as if made on the date the payment was due, and no interest shall accrue for the intervening period.

Payments of principal of and interest on the notes issued in book-entry form or definitive form, if any, will be made as described below under the caption “—Same day settlement and payment.”

The notes will initially be evidenced by one or more global notes deposited with a custodian for, and registered in the name of, Cede & Co., as nominee of The Depository Trust Company (“DTC”). Except as described below, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system.

Methods of receiving payments on the notes

If a holder of a definitive note has given wire transfer instructions to Issuer and Issuer is the paying agent, Issuer will pay all principal, interest and premium, if any, on that holder’s notes in accordance with those instructions until given written notice to the contrary. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Issuer elects to make interest payments by check mailed to the noteholders at their address set forth in the books and records of the registrar.

Paying agent and registrar for the notes

The trustee will initially act as paying agent and registrar. Issuer may change the paying agent or registrar without prior notice to the holders of the notes, and Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and exchange

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee, as described below under the caption “—Book-entry, delivery and form.”

A holder of a definitive note may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes relating to, arising out of, or in connection with such transfer. Issuer will not be required to transfer or exchange any note selected for redemption. Also, Issuer will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note guarantees

The notes will be guaranteed by Parent, HoldCo and all of Issuer’s Domestic Restricted Subsidiaries. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk factors—Risks related to the notes—The guarantees may not be enforceable because of fraudulent conveyance laws.”

A Guarantor (other than Parent) may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Issuer or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	if it is not already a Guarantor, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture and its Note Guarantee pursuant to a supplemental indenture satisfactory to the trustee; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Issuer or a Restricted Subsidiary of Issuer, if the sale or other disposition is not prohibited by the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Issuer or a Restricted Subsidiary of Issuer, if the sale or other disposition does not violate the “Asset Sale” or “Restricted Investment” provisions of the indenture, and the Guarantor ceases to be a Restricted Subsidiary of Issuer as a result of such sale or other disposition;

(3)	if Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4)	upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal defeasance and covenant defeasance” and “—Satisfaction and discharge;”

(5)	upon the liquidation or dissolution of such Guarantor provided no Default or Event of Default has occurred that is continuing; or

(6)	solely in the case of a Note Guarantee created pursuant to clause (b) of the covenant described below under the caption “—Additional note guarantees,” upon the release or discharge of the Guarantee that resulted in the creation of such Note Guarantee pursuant to the covenant described below under the caption “—Additional note guarantees,” except a discharge or release by or as a result of payment under such Guarantee.

See “—Repurchase at the option of holders—Asset sales.”

Optional redemption

At any time prior to November 15, 2013, Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 106.625% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Issuer or contributions to Issuer’s common equity capital made with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Parent; provided that:

(1)	at least 65% of the aggregate principal amount of notes issued under the indenture (excluding notes held by Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 180 days of the date of the closing of such sale of Equity Interests by Issuer or the date of contribution to Issuer’s common equity capital made with net cash proceeds of one or more sales of Equity Interests of Parent.

On or after November 15, 2015, Issuer may redeem all or a part of the notes upon not less than 10 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to the applicable redemption date, if redeemed during the twelve month period beginning on November 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date for periods prior to such redemption date:

Year	Percentage

2015	103.313%
2016	102.208%
2017	101.104%
2018 and thereafter	100.000%

Unless Issuer defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

At any time prior to November 15, 2015, Issuer may also redeem all or a part of the notes, upon not less than 10 nor more than 60 days’ prior notice sent electronically or mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but not including, the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such date of redemption.

Mandatory redemption

Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the option of holders

Change of control triggering event

If a Change of Control Triggering Event occurs, each holder of notes will have the right to require Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased to, but not including, the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such repurchase date (the “Change of Control Payment“). Within 30 days following any Change of Control Triggering Event, Issuer will send a notice (the “Change of Control Offer“) to each holder and the trustee describing the transaction or transactions and identify the ratings decline that together constitute the Change of Control Triggering Event and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date“), pursuant to the procedures required by the indenture and described in such notice. Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, or compliance with the Change of Control Triggering Event provisions of the indenture would constitute a violation of any such laws or regulations, Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such compliance. In connection with the tender of any notes with respect to a Change of Control Triggering Event, the tendering holder shall provide good title to the notes, free and clear of all liens and encumbrances, and shall represent and warrant that such holder is presenting good title, free and clear of all liens and encumbrances, and such other representations and warranties as are customary.

On the Change of Control Payment Date, Issuer will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Issuer.

The paying agent will promptly make payment to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder, a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Issuer to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders of the notes to require, or otherwise provide, that Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Issuer will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Issuer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional redemption,” unless and until there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In the event that holders of not less than 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer and Issuer purchases all of the notes held by such holders, Issuer will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the notes that remain outstanding, to, but not including, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Issuer and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Issuer to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Issuer and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset sales

Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	at least 75% of the consideration received by Issuer or such Restricted Subsidiary in the Asset Sale and all other Asset Sales since the date of the base indenture is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Issuer’s most recent consolidated balance sheet (or as would be shown on Issuer’s consolidated balance sheet as of the date of such Asset Sale), of Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a novation agreement that releases Issuer or such Restricted Subsidiary from further liability; and

(b)	any securities, notes or other obligations received by Issuer, or any such Restricted Subsidiary, from such transferee that are converted by Issuer or such Restricted Subsidiary into cash, Cash Equivalents or Replacement Assets within 90 days after such Asset Sale, to the extent of the cash, Cash Equivalents or Replacement Assets received in that conversion.

Notwithstanding the foregoing, the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Sale in which the cash, Cash Equivalents or Replacement Assets portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Issuer or a Restricted Subsidiary may apply an amount equal to such Net Proceeds:

(1)	to purchase Replacement Assets; or

(2)	to prepay, repay, defease, redeem, purchase or otherwise retire Indebtedness and other Obligations under a Credit Facility or Indebtedness secured by property that is subject to such Asset Sale and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto.

Notwithstanding the foregoing, if within 365 days after the receipt of any Net Proceeds from an Asset Sale, Issuer or a Restricted Subsidiary enters into a binding written agreement irrevocably committing Issuer or such Restricted Subsidiary to an application of funds of the kind described in clause (1) above, and as to which the only condition to closing not satisfied within 365 days of the receipt of such Net Proceeds is the receipt of required governmental approvals, Issuer or such Restricted Subsidiary shall be deemed not to be in violation of the preceding paragraph so long as such application of funds is consummated within 545 days of the receipt of such Net Proceeds.

Pending the final application of any Net Proceeds of an Asset Sale, Issuer may temporarily reduce revolving credit borrowings or otherwise use the Net Proceeds in any manner that is not prohibited by the indenture.

An amount equal to any Net Proceeds from Asset Sales that are not applied or invested as provided in the third paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, within 20 days thereof, Issuer will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the notes and such other pari passu Indebtedness that may be purchased with Excess Proceeds, plus accrued and unpaid interest to, but not including, the date of consummation of the purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Issuer and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and Issuer will select such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, or compliance with the Asset Sale provisions of the indenture would constitute a violation of any such laws or regulations, Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing Issuer’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and may prohibit repurchases of or other prepayments in respect of the notes. The exercise by the holders of the notes of their right to require Issuer to repurchase the notes upon a Change of Control Triggering Event or an Asset Sale could cause a default under these other agreements, even if the Change of Control Triggering Event or Asset Sale itself does not, due to the financial effect of such repurchases or other prepayments on Issuer. In the event a Change of Control Triggering Event or Asset Sale occurs at a time when Issuer is prohibited from purchasing notes, Issuer could seek the consent of the holders of such Indebtedness to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Issuer does not obtain a consent or repay those borrowings, Issuer will remain prohibited from purchasing notes. In that case, Issuer’s failure to purchase tendered notes would constitute an Event of Default under the indenture that could, in turn, constitute a default under the other Indebtedness. Finally, Issuer’s ability to pay cash to the holders of notes upon a repurchase may be limited by Issuer’s then existing financial resources. See “Risk Factors—Risks related to the notes—Our senior secured credit facility, the indenture governing the notes and the indentures governing our existing senior notes include restrictive covenants that limit our operating flexibility.”

Selection and notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange or depository requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be sent electronically or mailed by first class mail at least 10 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Except as otherwise set forth in the provisions described under the captions “—Repurchase at the option of holders—Change of control triggering event,” notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. If in definitive form a new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Except to the extent that a notice of redemption is conditional as permitted in the provisions described under the captions “—Repurchase at the option of holders—Change of control triggering event,” notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain covenants

Changes in covenants when notes rated investment grade

If on any date following the date of the supplemental indenture:

(1)	the notes are rated Investment Grade by two out of the three Rating Agencies; and

(2)	no Default or Event of Default shall have occurred and be continuing (other than with respect to the covenants specifically listed under the following captions),

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus supplement will be suspended:

(1)	“—Repurchase at the option of holders—Asset sales;”

(2)	“—Restricted payments;”

(3)	“—Incurrence of indebtedness and issuance of preferred stock;”

(4)	“—Dividend and other payment restrictions affecting subsidiaries;”

(5)	“—Transactions with affiliates;”

(6)	“—Designation of restricted and unrestricted subsidiaries;” and

(7)	clauses (3) (to the extent that a Default or Event of Default exists by reason of one or more of the covenants specifically listed in this paragraph) and (4) of the covenant described below under the caption “—Merger, consolidation or sale of assets.”

During any period that the foregoing covenants have been suspended, Issuer’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption “—Designation of restricted and unrestricted subsidiaries” or the definition of “Unrestricted Subsidiary.”

Notwithstanding the foregoing, if the rating assigned by two out of the three Rating Agencies should subsequently decline to below Investment Grade, the foregoing covenants will be reinstituted as of and from the date of such rating decline and any actions taken, or omitted to be taken, before such rating decline that would have been prohibited had the foregoing covenants been in effect shall not form the basis for a Default or an Event of Default.

Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the date of the supplemental indenture except that no Default or Event of Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. There can be no assurance that the notes will ever achieve an Investment Grade rating or that any such rating will be maintained.

Restricted payments

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay (without duplication) any dividend, or make any other payment or distribution, on account of Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Issuer and other than dividends or distributions payable to Issuer or a Restricted Subsidiary of Issuer);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Issuer) any Equity Interests of Issuer or any direct or indirect parent of Issuer;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Issuer or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Issuer and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption“—Incurrence of indebtedness and issuance of preferred stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Issuer and its Restricted Subsidiaries since November 3, 2006 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9) and (11) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	100% of Issuer’s Consolidated Cash Flow for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after November 3, 2006 to the end of Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, less the product of 1.5 times Issuer’s Consolidated Interest Expense for the same period; plus

(b)	100% of the aggregate net cash proceeds received by Issuer since November 3, 2006 as a contribution to its common equity capital or from the issue or sale of Equity Interests of Issuer (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Issuer); plus

(c)	to the extent that any Restricted Investment that was made after November 3, 2006 is sold for cash or Cash Equivalents, or otherwise is liquidated or repaid for cash or Cash Equivalents, an amount equal to such cash and Cash Equivalents; plus

(d)	to the extent that any Unrestricted Subsidiary of Issuer designated as such after November 3, 2006 is redesignated as a Restricted Subsidiary after November 3, 2006, the Fair Market Value of Issuer’s Investment in such Subsidiary as of the date of such redesignation; plus

(e)	100% of any cash dividends or cash distributions actually received directly or indirectly by Issuer or a Restricted Subsidiary of Issuer that is a Guarantor after November 3, 2006 from an Unrestricted Subsidiary of Issuer, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Issuer for such period; minus

(f)	the aggregate amount of any Net Equity Proceeds taken into account for purposes of incurring Indebtedness pursuant to clause (14) of the definition of “Permitted Debt” set forth below under the caption “—Incurrence of indebtedness and issuance of preferred stock.”

As of September 30, 2010, the amount available for Restricted Payments pursuant to the foregoing clause 3(a)-(f) was approximately $1.9 billion.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Issuer) of, Equity Interests of Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph; provided further that any Net Equity Proceeds (x) used for making a Restricted Investment pursuant to clause (10) of this paragraph or (y) taken into account for purposes of incurring Indebtedness pursuant to clause (14) of the definition of “Permitted Debt” set forth below under the caption “—Incurrence of indebtedness and issuance of preferred stock,” may not also be used to make a Restricted Payment pursuant to this clause (2);

(3)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Issuer or any Subsidiary Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Issuer to the holders of its Equity Interests on a pro rata basis;

(5)

the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent, HoldCo, Issuer or any Restricted Subsidiary of Issuer held by any current or former officer, director or employee of Parent, HoldCo, Issuer or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $20.0 million in any twelve-month period; provided further, that such amount in any twelve-month period may be increased by an amount equal to (a) the net cash proceeds from the sale of Equity Interests of Parent to current or former members of management, directors, consultants or employees that occurs after the date of the supplemental indenture plus (b) the net cash proceeds of key man life insurance policies received by Parent or its Restricted Subsidiaries after the date of the supplemental indenture; provided further, that such amount in any twelve month period shall be reduced by the amount of Indebtedness incurred in such twelve-month period pursuant to clause (22) of the second paragraph of the covenant described below under the caption “—Incurrence of indebtedness and issuance of preferred stock”;

(6)	the repurchase, redemption or other acquisition or retirement of Equity Interests deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such Equity Interests represent a portion of the exercise or exchange price of those stock options, warrants or other similar rights, and the repurchase, redemption or other acquisition or retirement of Equity Interests made in lieu of withholding taxes resulting from the exercise or exchange of stock options, warrants or other similar rights;

(7)	the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Issuer or any Restricted Subsidiary of Issuer issued on or after the date of the supplemental indenture in accordance with the Debt to Cash Flow Ratio test described below under the caption “—Incurrence of indebtedness and issuance of preferred stock;”

(8)	Permitted Payments to Parent;

(9)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent to the extent necessary to comply with law or to prevent the loss or secure the renewal or reinstatement of any FCC License held by Issuer or any of its Subsidiaries;

(10)	Restricted Investments in an amount equal to 100% of the aggregate amount of any Net Equity Proceeds, less the aggregate amount of any Net Equity Proceeds (x) used for making a Restricted Payment pursuant to clause (2) of this paragraph or (y) taken into account for purposes of incurring Indebtedness pursuant to clause (14) of the definition of “Permitted Debt” set forth below under the caption “—Incurrence of indebtedness and issuance of preferred stock;” and

(11)	other Restricted Payments in an aggregate amount since the date of the supplemental indenture not to exceed $75.0 million.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The determination of the Fair Market Value of any assets or securities that are required to be valued by this covenant will be delivered in writing to the trustee if the Fair Market Value of such assets or securities exceeds $50.0 million (excluding Restricted Payments permitted by clauses (2), (3), (6) and (9) of the preceding paragraph).

Incurrence of indebtedness and issuance of preferred stock

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur“) any Indebtedness (including

Acquired Debt), and Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) or issue Preferred Stock, if the Debt to Cash Flow Ratio for Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, would have been no greater than 6.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt“), nor will it prohibit Issuer’s Restricted Subsidiaries from issuing the following types of Preferred Stock:

(1)	the incurrence by Issuer and any Subsidiary Guarantor of additional Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Issuer and its Restricted Subsidiaries thereunder), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (1), not to exceed the greater of (x) $3.0 billion less the aggregate amount of all Net Proceeds of Asset Sales applied by Issuer or any of its Restricted Subsidiaries since the date of the supplemental indenture to repay any term Indebtedness or debt securities under Credit Facilities or to repay any revolving credit Indebtedness under Credit Facilities and effect a corresponding commitment reduction thereunder, in each case pursuant to the covenant described above under the caption “—Repurchase at the option of holders—Asset sales,” and (y) 300% of the Consolidated Cash Flow of Issuer and its Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available; provided, however, that the maximum amount permitted to be outstanding under this clause (1) shall not be deemed to limit additional Indebtedness under the Credit Facilities to the extent that the incurrence of such additional Indebtedness is permitted pursuant to any of the other provisions of this covenant;

(2)	the incurrence by Issuer and its Restricted Subsidiaries of any Existing Indebtedness;

(3)	the incurrence by Issuer and the Subsidiary Guarantors of Indebtedness represented by the notes to be issued on the date of the supplemental indenture and the related Note Guarantees;

(4)

the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing (whether prior to or within 270 days after) all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment or the Capital Stock of any Person owning such assets used in the business of Issuer or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed 5.0% of Issuer’s Total Assets, at any time outstanding; provided, however, that the maximum amount permitted to be outstanding under this clause (4) shall not be deemed to limit additional Indebtedness of the type described in this clause (4) to the extent that the incurrence of such additional Indebtedness is permitted pursuant to any of the other provisions of this covenant (including, without limitation, clauses (1) and (2) of this covenant);

(5)	the incurrence by Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (13), (14), (15), (19) or (24) of this paragraph;

(6)	the incurrence by Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Parent, HoldCo, Issuer and any of its Restricted Subsidiaries and any Guarantors; provided, however, that:

(a)	if Issuer or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not Issuer or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Issuer, or the Note Guarantee, in the case of a Subsidiary Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Parent, HoldCo, Issuer or a Restricted Subsidiary of Issuer, or a Guarantor and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Parent, HoldCo, Issuer or a Restricted Subsidiary of Issuer, or a Guarantor,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of Issuer’s Restricted Subsidiaries to Issuer or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than Parent, HoldCo, Issuer or a Restricted Subsidiary of Issuer or a Guarantor; and

(b)	any sale or other transfer of any such Preferred Stock to a Person that is not either Parent, HoldCo, Issuer or a Restricted Subsidiary of Issuer, or a Guarantor,

will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by Issuer or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9)	the guarantee by Issuer or any of the Subsidiary Guarantors of Indebtedness of Issuer or a Restricted Subsidiary of Issuer that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)	the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, deposits, performance bonds, completion bonds, bid bonds, appeal bonds and surety bonds, indemnity bonds, specific performance or injunctive relief bonds or similar bonds or obligations in the ordinary course of business, and any Guarantees or letters of credit functioning as or supporting any of the foregoing;

(11)	the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days of notice to Issuer or any of its Restricted Subsidiaries;

(12)	the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of letters of credit required to be issued on behalf of Royal Street in accordance with the Royal Street Agreements or in connection with any Permitted Joint Venture Investment;

(13)	the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness for relocation or clearing obligations relating to Issuer’s or any of its Restricted Subsidiary’s FCC Licenses in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), at any time outstanding not to exceed $100.0 million;

(14)	the incurrence by Issuer or any of its Restricted Subsidiaries of Contribution Indebtedness;

(15)	the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness (including Acquired Debt or Indebtedness) used to finance an acquisition or a merger with another Person, provided that, Issuer or the Person formed by or surviving any such consolidation or merger (if other than Issuer or a Restricted Subsidiary), on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, would either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of this covenant or (b) have a Debt to Cash Flow Ratio no greater than the Debt to Cash Flow Ratio of Issuer immediately prior to such transaction;

(16)	the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Issuer or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by Issuer or any Restricted Subsidiary thereof in connection with such disposition;

(17)	the incurrence by Issuer or any Restricted Subsidiary of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(18)	the incurrence by Issuer or any Restricted Subsidiary of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the notes;

(19)	the incurrence by Issuer or any Restricted Subsidiary of Indebtedness of Royal Street or its Subsidiaries existing on the date of the supplemental indenture (or Indebtedness of Royal Street or its Subsidiaries to the extent comprised of Capital Lease Obligations, which were converted from operating leases existing on the date of the supplemental indenture) as a result of Royal Street or its Subsidiaries merging into, or becoming, a Restricted Subsidiary;

(20)	the incurrence by Issuer or any of the Subsidiary Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (20), not to exceed $100.0 million;

(21)	the incurrence by Issuer or any Restricted Subsidiary of Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(22)	the incurrence by Issuer or any Restricted Subsidiary of Indebtedness evidenced by promissory notes subordinated to the notes and the Note Guarantees issued to current or former employees or directors of Parent, Issuer or any Subsidiary (or their respective spouses or estates) in lieu of cash payments for Capital Stock being repurchased from such Persons, not to exceed, in any twelve-month period, an amount equal to the amount of Restricted Payments that could be made during such twelve-month period pursuant to clause (5) of the third paragraph under the covenant described above under the caption “—Restricted payments,” less the amount of Restricted Payments that have been made during such twelve-month period pursuant to such clause;

(23)	the incurrence by Issuer or any Restricted Subsidiary of Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business; and

(24)	to the extent that deposits with, or payments owed to, the FCC in connection with the auction or licensing of Governmental Authorizations are deemed to be Indebtedness, the incurrence by Issuer or any Restricted Subsidiary of such Indebtedness.

Issuer will not incur, and will not permit any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Debt, but excluding Indebtedness permitted by clause (6) above) that is contractually subordinated in right of payment to any other Indebtedness of Issuer or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Issuer solely by virtue of such Indebtedness being unsecured or by virtue of such Indebtedness being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of indebtedness and issuance of preferred stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (24) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Issuer will be permitted to classify all or a portion of such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Credit Agreement outstanding on the date on which the notes are first issued and authenticated under the supplemental indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt, and the notes will initially be deemed to have been incurred on the date of the supplemental indenture in reliance on the exception provided by clause (3) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion, amortization or payment is included in Consolidated Interest Expense of Issuer as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values, and in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles after the date of the supplemental indenture be deemed to be an incurrence of Indebtedness. In determining the amount of Indebtedness outstanding under one of the clauses above, the outstanding principal amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such Person or any other Person arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be incurred by the Person or Persons incurring such obligation.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	in the case of Hedging Obligations, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such time;

(3)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(4)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness upon any asset now owned or hereafter acquired, except Permitted Liens, unless the notes are equally and ratably secured (except that Liens securing Indebtedness that is contractually subordinated to the notes shall be expressly subordinate to any Lien securing the notes to at least the same extent that such Indebtedness is subordinate to the notes).

Dividend and other payment restrictions affecting subsidiaries

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Issuer or any of its Restricted Subsidiaries, or pay any Indebtedness owed to Issuer or any of its Restricted Subsidiaries;

(2)	make loans or advances to Issuer or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements or instruments governing Existing Indebtedness, Equity Interests and Credit Facilities as in effect on the date of the supplemental indenture and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are (in the good faith judgment of the Board of Directors of Parent) not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements or instruments on the date of the supplemental indenture;

(2)	agreements or instruments governing Credit Facilities not in effect on the date of the supplemental indenture so long as either (a) the encumbrances and restrictions contained therein do not impair the ability of any Restricted Subsidiary of Issuer to pay dividends or make any other distributions or payments directly or indirectly to Issuer in an amount sufficient to permit Issuer to pay the principal of, or interest and premium, if any, on the notes, or (b) the encumbrances and restrictions contained therein are no more restrictive, taken as a whole, than those contained in the indenture;

(3)	the indenture, the notes and the Note Guarantees;

(4)	applicable law, rule, regulation or order;

(5)	agreements or instruments with respect to a Person acquired by Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition) or as may be amended, restated, modified, renewed, extended, supplemented, refunded, replaced or refinanced from time to time (so long as the encumbrances and restrictions in any such amendment, restatement, modification, renewal, extension, supplement, refunding, replacement or refinancing are, in the good faith judgment of the Board of Directors of Issuer, not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of agreements or instruments governing Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7)	any instrument governing any secured Indebtedness or Capital Lease Obligation that imposes restrictions on the assets securing such Indebtedness or the subject of such lease of the nature described in clause (3) of the preceding paragraph;

(8)	any agreement for the sale or other disposition of a Restricted Subsidiary that imposes restrictions of the nature described in clauses (1) and/or (3) of the preceding paragraph on the Restricted Subsidiary pending the sale or other disposition;

(9)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)	provisions limiting the disposition or distribution of assets or property in partnership and joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Issuer’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(12)	restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(13)	restrictions in other Indebtedness incurred in compliance with the covenant described under the caption “—Incurrence of indebtedness and issuance of preferred stock;” provided that such restrictions, taken as a whole, are, in the good faith judgment of the Board of Directors of Parent, no more materially restrictive than those contained in the existing agreements referenced in clauses (1) and (3) above;

(14)	the issuance of Preferred Stock by a Restricted Subsidiary of Issuer or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant to the covenant described above under the caption “—Incurrence of indebtedness and issuance of preferred stock” and the terms of such Preferred Stock do not expressly restrict the ability of such Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock); and

(15)

any agreement or instrument with respect to Indebtedness incurred, or Preferred Stock issued, by any Restricted Subsidiary, provided that the restrictions contained in the agreements or instruments governing such Indebtedness or Preferred Stock (a) either (i) apply only in the event of a payment default or a default with respect to a financial covenant in such agreement or instrument or (ii) will not materially affect Issuer’s ability to pay all principal, interest and premium, if any, on the notes, as determined in good faith by the Board of Directors of Issuer, whose determination shall be conclusive; and (b) are not materially more disadvantageous to the holders of the notes than is customary in comparable financings.

Merger, consolidation or sale of assets

Issuer will not: (1) consolidate or merge with or into another Person (whether or not Issuer is the surviving corporation); or (2) directly or indirectly sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Issuer) or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if such Person is not a corporation, such Person immediately causes a Subsidiary that is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia to be added as a co-issuer of the notes under the indenture;

(2)	the Person formed by or surviving any such consolidation or merger (if other than Issuer) or the Person to which such sale, assignment, lease, transfer, conveyance or other disposition has been made shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, the payment of the principal of and any premium and interest on the notes and the performance or observance of every covenant of the indenture on the part of Issuer to be performed or observed;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	Issuer or the Person formed by or surviving any such consolidation or merger (if other than Issuer), or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of indebtedness and issuance of preferred stock” or (b) have a Debt to Cash Flow Ratio no greater than the Debt to Cash Flow Ratio of Issuer immediately prior to such transaction.

Upon any merger or consolidation, or any sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the properties or assets of Issuer and its Restricted Subsidiaries, taken as a whole, in accordance with the first paragraph of this covenant, the successor Person formed by the consolidation or into which Issuer is merged or to which the sale, transfer, assignment, lease, conveyance or other disposition is made, will succeed to and be substituted for Issuer, and may exercise every right and power of Issuer under the indenture with the same effect as if the successor had been named as Issuer therein. When the successor assumes all of Issuer’s obligations under the indenture, Issuer will be discharged from those obligations.

This “Merger, consolidation or sale of assets” covenant will not apply to:

(1)	a merger of Issuer with a direct or indirect Subsidiary of Parent solely for the purpose of reincorporating Issuer in another jurisdiction; or

(2)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Issuer and its Restricted Subsidiaries.

Transactions with affiliates

Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Issuer (each, an “Affiliate Transaction“), unless:

(1)	the Affiliate Transaction is on terms that, taken as a whole, are no less favorable to Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Issuer or such Restricted Subsidiary with an unrelated Person; and

(2)	Issuer delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with this covenant; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of the Board of Directors of Parent set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Parent.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, employee benefit plan, agreement or plan relating to employee, officer or director compensation or severance, officer or director indemnification agreement or any similar arrangement entered into by Issuer, any of its Restricted Subsidiaries or a direct or indirect parent of Issuer existing on the date of the supplemental indenture, or entered into thereafter in the ordinary course of business, and any indemnitees or other transactions permitted or required by bylaw, statutory provisions or any of the foregoing agreements, plans or arrangements and payments pursuant thereto;

(2)	transactions between or among Parent, HoldCo, Issuer and/or its Restricted Subsidiaries and/or any Guarantor;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of Issuer) that is an Affiliate of Issuer solely because Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable directors’ fees and loans or advances to directors and employees in the ordinary course of business in an amount not to exceed $20 million at any time;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of Issuer to, or receipt of any capital contribution from, any Affiliate of Issuer;

(6)	transactions with Royal Street in accordance with the applicable Royal Street Agreements and transactions in connection with any Permitted Joint Venture Investment;

(7)	any Permitted Investments or Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted payments;”

(8)	any contracts, agreements or understandings existing as of the date of the supplemental indenture and disclosed in the notes to the consolidated financial statements of Issuer for the year ended December 31, 2009 or the quarters ended March 31, June 30 or September 30, 2010, and any amendments to, replacements of, or orders pursuant to such contracts, agreements or understandings so long as any such amendments, replacements, or orders, taken as a whole, are not more disadvantageous to Issuer or to the holders of the notes in any material respect than the original contracts, agreements or understandings as in effect on the date of the supplemental indenture;

(9)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, provided that in the good faith determination of the Board of Directors or the senior management of Issuer, such transactions are on terms, taken as a whole, not materially less favorable to Issuer or the applicable Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of Issuer;

(10)	issuances, purchases or repurchases of notes or other Indebtedness of Issuer or its Restricted Subsidiaries or solicitations of amendments, waivers or consents in respect of notes or such other Indebtedness, if such issuance, purchase, repurchase or solicitation is approved by a majority of the disinterested members of the Board of Directors of Parent;

(11)	reasonable payments made for any financial advisory, financing, underwriting, placement or syndication services approved by the Board of Directors of Issuer in good faith;

(12)	amendments, extensions, replacements and other modifications of transactions with Affiliates otherwise permitted by the indenture, provided that such amendments, extensions, replacements or other modifications, taken as a whole, are no less favorable in any material respect to Issuer or the applicable Restricted Subsidiary than the transaction or transactions being amended, extended, replaced or modified; and

(13)	any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Issuer, or any series of such transactions, contracts, agreements, understandings, loans, advances or guarantees, involving aggregate consideration less than $500,000 in any twelve-month period.

Business activities

Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Issuer and its Restricted Subsidiaries taken as a whole.

Additional note guarantees

If (a) Issuer or any of Issuer’s Domestic Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the date of the supplemental indenture or (b) any Subsidiary of Parent (other than Issuer) guarantees any Credit Facility of Issuer after the date of the supplemental indenture, then that newly acquired or created Domestic Restricted Subsidiary or Subsidiary of Parent will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel reasonably satisfactory to the trustee within 10 business days after the date on which it was acquired or created or guarantees such Credit Facility, as applicable.

Designation of restricted and unrestricted subsidiaries

The Board of Directors of Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, (i) the aggregate Fair Market Value of all outstanding Investments owned by Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted payments” or under one or more clauses of the definition of Permitted Investments, as determined by Issuer and (ii) any Guarantee by Issuer or any Restricted Subsidiary thereof of any Indebtedness of the Restricted Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by Issuer or such Restricted Subsidiary (or both, if applicable) at the time of such designation. That designation will only be permitted if the Investment and/or incurrence of Indebtedness would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Issuer as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture, any Investments made in such Subsidiary will be deemed to be an Investment made in a Restricted Subsidiary of Issuer as of such date (and increase the amount available for Restricted Payments under the covenant described above under the caption “—Restricted payments” or under one or more clauses of the definition of Permitted Investments, as determined by Issuer), and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of indebtedness and issuance of preferred stock,” Issuer will be in default of such covenant. The Board of Directors of Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of indebtedness and issuance of preferred stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default would be in existence following such designation.

Payments for consent

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Parent will file a copy of each of the reports referred to in clauses (1) and (2) below with the SEC for public availability within the time periods (including all applicable extension periods) specified in the SEC rules and regulations applicable to such reports (unless the SEC will not accept such a filing):

(1)	all quarterly and annual financial reports that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Parent were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by its certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Parent or Issuer were required to file such reports;

provided that the availability of the foregoing reports on the SEC’s EDGAR service (or successor thereto) shall be deemed to satisfy Issuer’s delivery obligations to the trustee and any holder of notes.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports; provided that, if neither Parent nor Issuer is required under the rules and regulations of the SEC to file such reports with the SEC for public availability, such reports need not be prepared in accordance with all of the rules and regulations applicable to such reports and shall include only the information or disclosure that would be required by such form to the extent that, and in the same general style of presentation as, the same or substantially similar information or disclosure is also included in this prospectus supplement. Each annual report on Form 10-K will include a report on Parent’s consolidated financial statements by Parent’s certified independent accountants. The Issuer will at all times comply with TIA §314(a).

If the SEC will not accept Parent’s or Issuer’s filings for any reason, Parent or Issuer will post the reports referred to in the preceding paragraphs on its website or on intralinks.com within the time periods that would apply if Parent were required to file those reports with the SEC (including all applicable extension periods).

If (i) Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries or (ii) the combined operations of Parent and its Subsidiaries, excluding the operations of Issuer and its Restricted Subsidiaries and excluding cash and Cash Equivalents, would, if held by a single Unrestricted Subsidiary of Issuer, constitute a Significant Subsidiary of Issuer, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in

Management’s Discussion and Analysis of Financial Condition and Results of Operations, of (A) in the case of (i) above, the financial condition and results of operations of Parent, HoldCo, Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Issuer and (B) in the case of (ii) above, the financial condition and results of operations of Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of Parent and its other Subsidiaries; provided however, that the requirements of this paragraph shall not apply if Parent or Issuer files with the SEC the reports referred to in clauses (1) and (2) of the first paragraph of this covenant, and any such report contains the information required in this paragraph.

In addition, Issuer and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of default and remedies

Each of the following is an “Event of Default“:

(1)	default for 30 days in the payment when due of interest on the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)	failure by Issuer for 120 days after notice to Issuer by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with the provisions described under the caption “—Reports;”

(4)	failure by Issuer or any of its Restricted Subsidiaries for 30 days after notice to Issuer by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with the provisions described under the captions “—Repurchase at the option of holders—Change of control triggering event” or “—Repurchase at the option of holders—Asset sales” (in each case other than a failure to purchase notes that will constitute an Event of Default under clause (2) above), or “—Certain covenants—Merger, consolidation or sale of assets;”

(5)	failure by Issuer or any of its Restricted Subsidiaries for 90 days after notice to Issuer by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) (or the payment of which is guaranteed by Issuer or any of its Restricted Subsidiaries that would constitute a Significant Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after the date of the supplemental indenture, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default“); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(7)	failure by Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) to pay or discharge final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed (to the extent not covered by insurance) for a period of 60 consecutive days following entry of such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, is not in effect;

(8)	except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(9)	certain events of bankruptcy or insolvency described in the indenture with respect to Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Issuer, any Restricted Subsidiary of Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of Issuer that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. However, the effect of such provision may be limited by applicable laws. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Issuer with the intention of avoiding payment of the premium that Issuer would have had to pay if Issuer then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

Issuer is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Issuer is required to deliver to the trustee a statement specifying such Default or Event of Default.

No personal liability of directors, officers, employees and stockholders

No director, officer, member, manager, partner, employee, incorporator or stockholder of Issuer or any Guarantor, as such, will have any liability for any obligations of Issuer or the Guarantors under the notes, the indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal defeasance and covenant defeasance

Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance“) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

(2)	Issuer’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and Issuer’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Issuer may, at its option and at any time, elect to have the obligations of Issuer and the Guarantors released with respect to the provisions of the indenture described above under “—Repurchase at the option of holders” and under the caption “—Certain covenants (other than the covenant described under the caption “—Certain covenants—Merger, consolidation or sale of assets,” except to the extent described below) and the limitation imposed by clause (4) under the caption “—Certain covenants—Merger, consolidation or sale of assets” (such release and termination being referred to as “Covenant Defeasance“), and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs in accordance with the indenture, the Events of Default described under clauses (3) through (7) under the caption “—Events of default and remedies” and the Event of Default described under clause (9) under the caption “—Events of default and remedies” (but only with respect to Subsidiaries of Issuer), in each case, will no longer constitute an Event of Default.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Issuer must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the supplemental indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds, or the imposition of Liens in connection therewith, to be applied to such deposit, or a Default or Event of Default that will be cured by such Covenant Defeasance or Legal Defeasance) and the deposit will not result in a breach or violation of, or constitute a default under, any material instrument to which Issuer or any Guarantor is a party or by which Issuer or any Guarantor is bound;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Issuer or any of its Subsidiaries is a party or by which Issuer or any of its Subsidiaries is bound;

(6)	Issuer must deliver to the trustee an officers’ certificate stating that the deposit was not made by Issuer with the intent of preferring the holders of notes over the other creditors of Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of Issuer or others;

(7)	Issuer must deliver to the trustee an officers’ certificate, stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8)	Issuer must deliver to the trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent set forth in clauses (2), (3) and (5) of this paragraph, as applicable, have been complied with; provided that the opinion of counsel with respect to clause (5) of this paragraph may be to the knowledge of such counsel.

Amendment, supplement and waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the option of holders”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on, the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the option of holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, Issuer, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Issuer’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Issuer’s or such Guarantor’s assets, as applicable;

(4)	to effect the release of a Guarantor from its Note Guarantee and the termination of such Note Guarantee, all in accordance with the provisions of the indenture governing such release and termination;

(5)	to add any Guarantor or Note Guarantee or to secure the notes or any Note Guarantee;

(6)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(7)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(8)	to conform the text of the indenture, the Note Guarantees, or the notes to any provision of this description of notes to the extent that such provision in this description of notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees, or the notes, in each case, as evidenced by an officers’ certificate;

(9)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the supplemental indenture; or

(10)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes.

The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

Satisfaction and discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Issuer, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year and Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds, or the imposition of any Liens in connection therewith, to be applied to such deposit, or a Default or Event of Default that will be cured by such discharge);

(3)	such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Issuer or any Guarantor is a party or by which Issuer or any Guarantor is bound;

(4)	Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(5)	Issuer has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Issuer must deliver to the trustee (a) an officers’ certificate, stating that all conditions precedent set forth in clauses (1) through (5) above have been satisfied, and (b) an opinion of counsel (which opinion of counsel may be subject to customary assumptions and qualifications), stating that all conditions precedent set forth in clauses (3) and (5) above have been satisfied; provided that the opinion of counsel with respect to clause (3) above may be to the knowledge of such counsel.

Governing law

The indenture, the notes and the Note Guarantees will be governed by the laws of the State of New York.

Concerning the trustee

We maintain ordinary banking relationships with Wells Fargo Bank, N.A. and its affiliates. Wells Fargo Bank, N.A. serves as syndication agent and Wells Fargo Securities, LLC, an affiliate of Wells Fargo Bank, N.A., serves as joint lead arranger and joint book-running manager under our senior secured credit facility.

If the trustee becomes a creditor of Issuer or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest when a Default is continuing it must eliminate such conflict within 90 days of the date such conflict arises, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs.

Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-entry, delivery and form

Except as set forth below, the notes will be issued in registered, global form (“Global Notes“). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes“) except in the limited circumstances described below. See “—Exchange of global notes for certificated notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of such notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear“) and Clearstream Banking, S.A. (“Clearstream“)), which may change from time to time.

Depository procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Issuer takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants“) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants“). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Issuer that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Issuer and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes.

Consequently, neither Issuer, the trustee nor any agent of Issuer or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Issuer that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Issuer. Neither Issuer nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Issuer and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Issuer that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes and the Global Notes among participants in DTC,

Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Issuer, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of global notes for certificated notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Issuer fails to appoint a successor depositary within 120 days after the date of such notice; or

(2)	Issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes and DTC has notified Issuer and the trustee of its desire to exchange the Global Notes for Certificated Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon 30 days prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of certificated notes for global notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same day settlement and payment

Issuer will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Issuer will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt“ means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

The term “Acquired Debt” does not include Indebtedness of a Person that is redeemed, defeased, retired or otherwise repaid at the time of, or immediately upon, consummation of the transactions by which such Person becomes a Restricted Subsidiary or acquires such asset, as the case may be.

“Affiliate“ of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) Royal Street or any Person that is a Permitted Joint Venture Investment. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium“ means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the note at November 15, 2015 (such redemption price being set forth in the table appearing above under the caption “—Optional redemption”), plus (ii) all required interest payments due on the note through November 15, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note, if greater.

“Asset Acquisition“ means:

(1)	an Investment by Issuer or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with Issuer or any of its Restricted Subsidiaries but only if (x) such Person’s primary business constitutes a Permitted Business and (y) the financial condition and results of operations of such Person are not already consolidated with those of Issuer and its Restricted Subsidiaries immediately prior to such Investment, or

(2)	an acquisition by Issuer or any of its Restricted Subsidiaries of the property and assets of any Person, other than Issuer or any of its Restricted Subsidiaries, that constitute all or substantially all of a division, operating unit or line of business of such Person but only (x) if the property and assets so acquired constitute a Permitted Business and (y) the financial condition and results of operations of such Person are not already consolidated with those of Issuer and its Restricted Subsidiaries immediately prior to such acquisition.

“Asset Disposition“ means the sale or other disposition by Issuer or any of its Restricted Subsidiaries other than to Issuer or another Restricted Subsidiary of (1) all or substantially all of the Capital Stock owned by Issuer or any of its Restricted Subsidiaries of any Restricted Subsidiary or any Person that is a Permitted Joint Venture Investment or (2) all or substantially all of the assets that constitute a division, operating unit or line of business of Issuer or any of its Restricted Subsidiaries.

“Asset Sale“ means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the option of holders—Change of control triggering event” and/or the provisions described above under the caption “—Certain covenants—Merger, consolidation or sale of assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of Issuer’s Restricted Subsidiaries or the sale by Issuer or any Restricted Subsidiary thereof of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $25.0 million;

(2)	a sale, lease, conveyance or other disposition of assets or Equity Interests between or among Issuer and/or its Restricted Subsidiaries;

(3)	an issuance or sale of Equity Interests by a Restricted Subsidiary of Issuer to Issuer or to a Restricted Subsidiary of Issuer;

(4)	the sale, lease, sub-lease, conveyance or other disposition of (a) assets, products, services or accounts receivable in the ordinary course of business, (b) equipment or other assets pursuant to a program for the maintenance or upgrading of such equipment or assets, or (c) any sale, conveyance or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)	the sale, conveyance or other disposition of cash or Cash Equivalents;

(6)	a surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by the indenture;

(7)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain covenants—Restricted payments;”

(8)	arms-length sales, leases or sub-leases (as lessor or sublessor), sale and leasebacks, assignments, conveyances, transfers or other dispositions of assets or rights to Royal Street in accordance with the applicable Royal Street Agreements or to a Person that is a Permitted Joint Venture Investment;

(9)	licenses and sales of intellectual property or other general intangibles (other than FCC Licenses) in the ordinary course of business; or

(10)	a Permitted Investment.

“Asset Sale Offer“ has the meaning assigned to that term in the indenture governing the notes.

“Beneficial Owner“ has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors“ means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation“ means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock“ means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents“ means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(3)	demand deposits, certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from a Rating Agency at the date of acquisition and, in each case, maturing within one year after the date of acquisition;

(6)	securities issued and fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or agency or instrumentality thereof, rated at least “A” by a Rating Agency at the date of acquisition and having maturities of not more than two years after the date of acquisition;

(7)	auction rate securities rated “AAA” by a Rating Agency at the time of purchase and with reset dates of one year or less from the time of purchase;

(8)	investments, classified in accordance with GAAP as current assets of Issuer or any of its Restricted Subsidiaries, in money market funds or investment programs registered under the Investment Company Act of 1940, the portfolios of which are limited solely to investments of the character, quality and maturity described in clauses (1) through (7) of this definition;

(9)	in the case of any Person that is operating outside the United States or anticipates operating outside the United States within the next 12 months, any substantially similar investment to the kinds described in clauses (1) through (7) of this definition rated at least “P-1” by Moody’s or “A-1” by S&P or the equivalent thereof; and

(10)	deposits or payments made to the FCC in connection with the auction or licensing of Governmental Authorizations that are fully refundable.

“Change of Control“ means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Issuer and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2)	the adoption of a plan relating to the liquidation or dissolution of Issuer;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the ultimate Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Issuer (or its successor by merger, consolidation or purchase of all or substantially all of its assets or its equity), measured by voting power rather than number of shares; or

(4)	during any period of 12 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of Issuer or Parent cease to be composed of individuals (i) who were members of that Board of Directors or equivalent governing body on the first day of such period, (ii) whose election or nomination to that Board of Directors or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board of Directors or equivalent governing body, (iii) whose election or nomination to that Board of Directors or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors or equivalent governing body, or (iv) in the case of Issuer, whose election or nomination to that Board of Directors or equivalent governing body was approved by Parent.

“Change of Control Offer“ has the meaning assigned to that term in the indenture governing the notes.

“Change of Control Triggering Event“ means the occurrence of a Change of Control that is accompanied or followed by a downgrade by one or more gradations (including gradations within ratings categories as well as between ratings categories) or withdrawal of the rating of the notes within the Ratings Decline Period by at least two of the Rating Agencies, as a result of which the rating of the notes on any day during such Ratings Decline Period is below the rating by such Rating Agency in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement).

“Consolidated Cash Flow“ means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(4)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

(5)	any after-tax extraordinary, nonrecurring (to include customary fees and expenses related to the incurrence of Indebtedness or the issuance of any Capital Stock) or unusual gains or losses, or income or expenses or charges, provided that with respect to each item of gain, loss, income, expense or charge, Issuer shall have delivered to the Trustee an officers’ certificate specifying and quantifying such gain, loss, income, expense or charge and stating that such item of gain, loss, income, expense or charge is after-tax extraordinary, nonrecurring or unusual; minus

(6)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Issuer that is not a Subsidiary Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow of Issuer only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Issuer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Indebtedness“ means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense“ means, with respect to any Person for any period, the sum of without duplication

(1)

the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of payments (if any) pursuant to Hedging Obligations); plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on that portion of Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); plus

(4)	the product of (a) all dividend payments on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal;

in each case, on a consolidated basis and in accordance with GAAP. Notwithstanding the foregoing, if any lease or other liability is reclassified as indebtedness or as a Capital Lease Obligation due to a change in accounting principles after the date of the supplemental indenture, the interest component of all payments associated with such lease or other liability shall be excluded from Consolidated Interest Expense.

“Consolidated Net Income“ means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary that is not a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	unrealized losses and gains from Hedging Obligations, including those resulting from the application of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, will be excluded; and

(5)	any non-cash compensation charge or expense realized from grants of stock, stock appreciation or similar rights, stock option or other rights to officers, directors and employees will be excluded.

“Contribution Indebtedness“ means, Indebtedness in an aggregate principal amount at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge such Indebtedness, not to exceed 150% of the aggregate amount of all Net Equity Proceeds.

“Credit Agreement“ means that certain Amended and Restated Credit Agreement dated as of February 20, 2007, as amended by the Amendment and Restatement and Resignation and Appointment Agreement dated as of July 16, 2010, by and among Issuer, the Guarantors, JP Morgan Chase Bank, N.A. (as successor to Bear Stearns Corporate Lending Inc.), as administrative agent, and the several banks and other financial institutions signatory thereto, providing for revolving credit and term loan borrowings and letters of credit, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities“ means, one or more debt facilities (including, without limitation, the Credit Agreement), capital leases, purchase money financings or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), capital leases, purchase money debt, debt securities or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including, in each case, by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Debt to Cash Flow Ratio“ means, with respect to any Person as of any date of determination, the ratio of (a) the Consolidated Indebtedness of such Person as of such date to (b) the Consolidated Cash Flow of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available.

For purposes of making the computation referred to above:

(1)	pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to any related financing transactions and the application of proceeds of any Asset Disposition) that occur during such four-quarter period or subsequent to such four quarter period but on or prior to the date on which the Debt to Cash Flow Ratio is to be calculated as if they had occurred and such proceeds had been applied on the first day of such four-quarter period;

(2)	pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to any related financing transactions and the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary of Issuer or has been merged with or into Issuer or any Restricted Subsidiary during such four-quarter period or subsequent to such four quarter period but on or prior to the date on which the Debt to Cash Flow Ratio is to be calculated and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary, as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such four-quarter period;

(3)	to the extent that the pro forma effect of any transaction is to be made pursuant to clause (1) or (2) above, such pro forma effect shall be determined in good faith on a reasonable basis by a responsible financial or accounting officer of the specified Person, as if the subject transaction(s) had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(4)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of (without duplication of clauses (1) and (2) above) prior to the date on which the Debt to Cash Flow Ratio is to be calculated, shall be excluded;

(5)	any Person that is a Restricted Subsidiary on the date on which the Debt to Cash Flow Ratio is to be calculated will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(6)	any Person that is not a Restricted Subsidiary on the date on which the Debt to Cash Flow Ratio is to be calculated will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

“Default“ means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock“ means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided that any class of Capital Stock of such Person that, by its terms, requires such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock, and that is not convertible, puttable or exchangeable for cash, Disqualified Stock or Indebtedness, will not be deemed to be Disqualified Stock, so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain covenants—Restricted payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Restricted Subsidiary“ means any Restricted Subsidiary of Issuer that was formed under the laws of the United States or any state of the United States or the District of Columbia or any such Restricted Subsidiary that guarantees or otherwise provides direct credit support for any Indebtedness of Issuer.

“Equity Interests“ means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness“ means Indebtedness of Issuer and its Subsidiaries (other than Indebtedness under the Credit Agreement and the notes) in existence on the date of the supplemental indenture, until such amounts are repaid.

“Fair Market Value“ means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith, in the case of amounts under $10.0 million, by a financial officer of Issuer, in the case of amounts over $10.0 million but equal to or less than $50.0 million, by the Board of Directors of Issuer (unless otherwise provided in the indenture) and, in the case of amounts over $50.0 million, by the Board of Directors of Parent, evidenced by an officers’ certificate or resolution of such Board of Directors, as applicable.

“FCC“ means the United States Federal Communications Commission and any successor agency that is responsible for regulating the United States telecommunications industry.

“FCC Licenses“ means all licenses or permits now or hereafter issued by the FCC.

“Fitch“ means Fitch Inc., a Subsidiary of Fimalac, S.A.

“GAAP“ means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants (or any successor organization that performs similar functions) and statements and pronouncements of the Financial Accounting Standards Board (or any successor organization that performs similar functions) or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that, at any time, Issuer may elect that GAAP thereafter means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants (or any successor organization that performs similar functions) and statements and pronouncements of the Financial Accounting Standards Board (or any successor organization that performs similar functions) or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect at the time of such election; provided that any such election, once made, shall be irrevocable. At any time, Issuer may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the indenture); provided that any such election, once made, shall be irrevocable; provided further, that any calculation or determination in the indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. Issuer shall give notice of any such election made in accordance with this definition to the trustee and the holders of notes.

“Governmental Authorization“ means any permit, license, authorization, plan, directive, consent, permission, consent order or consent decree of or from any governmental authority.

“Guarantee“ means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors“ means each of:

(1)	Parent;

(2)	HoldCo;

(3)	Issuer’s direct and indirect Restricted Subsidiaries existing on the date of the supplemental indenture; and

(4)	any other Subsidiary of Parent that executes a Note Guarantee in accordance with the provisions of the indenture either (a) as required pursuant to the covenant described above under the caption “—Certain covenants—Additional note guarantees” or (b) because Parent, in its sole discretion, causes such Subsidiary to do so, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations“ means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices,

and any guarantee in respect thereof.

“IFRS“ means the international accounting standards promulgated by the International Accounting Standards Board and its predecessors, as adopted by the European Union, as in effect from time to time.

“Indebtedness“ means, with respect to any specified Person, without duplication, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and only to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Notwithstanding the foregoing, in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles after the date of the supplemental indenture be deemed to be an incurrence of Indebtedness for any purpose under the indenture.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances (excluding commission, travel, entertainment, drawing accounts and similar advances to officers and employees made in the ordinary course of business and excluding the purchase of assets, equipment, property or accounts receivables created or acquired in the ordinary course of business) or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Issuer or any Restricted Subsidiary of Issuer sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Issuer, Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Issuer’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain covenants—Restricted payments.” The acquisition by Issuer or any Subsidiary of Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by Issuer or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain covenants—Restricted payments” as of the date the acquisition of the acquired Person is consummated. Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Investment Grade” means

(1)	with respect to Moody’s (or any successor company acquiring all or substantially all of its assets), a rating of Baa3 (or its equivalent under any successor rating category of Moody’s) or better;

(2)	with respect to S&P (or any successor company acquiring all or substantially all of its assets), a rating of BBB- (or its equivalent under any successor rating category of S&P) or better;

(3)	with respect to Fitch (or any successor company acquiring all or substantially all of its assets), a rating of BBB- (or its equivalent under any successor rating category of Fitch) or better; and

(4)	if any Rating Agency ceases to exist or ceases to rate the notes for reasons outside of the control of Issuer, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Issuer as a replacement agency.

“Lien“ means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s“ means Moody’s Investors Service, Inc.

“Net Equity Proceeds“ means the net cash proceeds received by Issuer since November 3, 2006 as a contribution to its common equity capital or from the issue or sale of Equity Interests of Issuer (other than Disqualified Stock).

“Net Income“ means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock accretion or dividends, excluding however:

(1)	any gain (or loss), together with any related provision for taxes on such gain (or loss) realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds“ means the aggregate cash proceeds received by Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding any items deemed to be cash pursuant to clause (2)(a) of the covenant described above under the caption “—Repurchase at the option of holders—Asset sales”), net of the direct costs relating to such Asset Sale, including, without limitation, (a) legal, accounting and investment banking fees, finder’s fees, sales commissions, employee severance costs, and any relocation expenses incurred as a result of the Asset Sale, (b) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, and (d) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by Issuer or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to Issuer or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Non-Recourse Debt“ means Indebtedness:

(1)	as to which neither Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Issuer or any of its Restricted Securities.

“Note Guarantee“ means the Guarantee by each Guarantor of Issuer’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations“ means any principal, interest, penalties, fees, indemnifications, reimbursements, cash collateral obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business“ means those businesses in which Issuer and its Subsidiaries were engaged on the date of the supplemental indenture, or any business similar, related, incidental or ancillary thereto or that constitutes a reasonable extension or expansion thereof, or any business reasonably related to the telecommunications industry, and the acquisition, holding or exploitation of any license relating to the delivery of those services.

“Permitted Investments“ means:

(1)	any Investment in Issuer or in any Restricted Subsidiary of Issuer;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Issuer or any Restricted Subsidiary of Issuer in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Issuer; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Issuer or a Restricted Subsidiary of Issuer;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the option of holders—Asset sales;”

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Issuer;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to employees made in the ordinary course of business of Issuer or any Restricted Subsidiary of Issuer in an aggregate principal amount not to exceed $8.0 million at any one time outstanding;

(9)

any payment on or with respect to, or purchase, redemption, defeasement or other acquisition or retirement for value of (i) the notes, (ii) any of Issuer’s 9  1/4% Senior Notes due 2014 issued pursuant to that certain Indenture, dated November 3, 2006, among Issuer, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., f.k.a. The Bank of New York Trust Company, N.A., as trustee, (iii) any of Issuer’s 9  1/4% Senior Notes due 2014 issued pursuant to that certain Indenture, dated January 20, 2009, among Issuer, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, (iv) any of Issuer’s 7 7/8% Senior Notes due 2018 issued pursuant to that certain Indenture, dated as of September 21, 2010, among Issuer, the guarantors named therein and Wells Fargo Bank, N.A., as trustee, as amended and supplemented by that certain First Supplemental Indenture, dated as of September 21, 2010, among Issuer, the guarantors named therein and Wells Fargo Bank, N.A., as trustee, or (v) any other Indebtedness that is pari passu with the notes;

(10)	advances and prepayments for asset purchases in the ordinary course of business in a Permitted Business of Issuer or any of its Restricted Subsidiaries;

(11)	Investments existing on the date of the supplemental indenture;

(12)	the acquisition by Issuer or any of its Restricted Subsidiaries of Equity Interests of Royal Street;

(13)	Investments in Royal Street represented by the Royal Street Loan or Investments required or contemplated by the Royal Street Agreements in the geographic markets where Royal Street holds FCC Licenses or leases spectrum as of the date of the supplemental indenture;

(14)	(a) Permitted Joint Venture Investments, and (b) other Investments in any Person other than an Affiliate of Issuer (excluding any Person that is an Affiliate of Issuer solely by reason of Parent’s ownership, directly or indirectly, of Equity Interests of such Person or which becomes an Affiliate as a result of such Investment), to the extent such Investment under (a) or (b) has an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed 15% of Issuer’s Total Assets on the date such Investment is made;

(15)	Investments in a Person primarily engaged in a Permitted Business having an aggregate Fair Market Value, when taken together with all other Investments made pursuant to this clause (15) since the date of the supplemental indenture that are at that time outstanding, not to exceed $250.0 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(16)	deposits or payments made with the FCC in connection with the auction or licensing of Governmental Authorizations.

Notwithstanding any other provision to the contrary, no Permitted Investment shall be deemed to be a Restricted Payment.

“Permitted Joint Venture Investment“ means, with respect to any specified Person, Investments in any other Person engaged in a Permitted Business (a) (i) over which the specified Person has or controls 40% or more of the votes on the management committee or board of directors of such other Person, (ii) with which such specified Person is party to an FCC approved services agreement pursuant to which such specified Person actively participates in the day-to-day management of such other Person, or (iii) over which the specified Person otherwise has operational and managerial control of such other Person, and (b) of which at least 40% of the outstanding Capital Stock of such other Person is at the time owned directly or indirectly by the specified Person.

“Permitted Liens“ means:

(1)	Liens securing Indebtedness and other Obligations under Credit Facilities and/or securing Hedging Obligations related thereto permitted by clauses (1), (8) and (20) of the second paragraph of the covenant entitled “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock;”

(2)	Liens in favor of Issuer or the Guarantors;

(3)	Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with Issuer or any Subsidiary of Issuer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person that becomes a Restricted Subsidiary or is merged into or consolidated with Issuer or the Subsidiary;

(4)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by Issuer or any Subsidiary of Issuer; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

(5)	(a) bankers’ Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, and (b) Liens, deposits (including deposits with the FCC) or pledges to secure the performance of bids, tenders, trade or governmental contracts, leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock” covering only the assets (including the proceeds thereof, accessions thereto and upgrades thereof) acquired with or financed by such Indebtedness;

(7)	Liens existing on the date of the supplemental indenture;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens imposed by law or contract, such as carriers’, warehousemen’s, suppliers’, vendors’, construction, repairmen’s, landlord’s and mechanics’ Liens or other similar Liens, in each case, incurred in the ordinary course of business;

(10)	survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)	Liens arising by reason of a judgment, attachment, decree or court order, to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(12)	Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(13)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property and assets and proceeds or distributions of such property and assets and improvements and accessions thereto); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14)	(a) Liens contained in purchase and sale agreements or lease agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby or the termination of the lease, respectively, (b) spectrum leases or other similar lease or licensing arrangements contained in, or entered into in connection with, purchase and sale agreements, and (c) Liens relating to deposits or escrows established in connection with purchase and sale agreements;

(15)	Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of Issuer or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;

(16)	Liens in favor of the trustee as provided for in the indenture on money or property held or collected by the trustee in its capacity as trustee;

(17)	Liens on cash or Cash Equivalents securing (a) workers’ compensation claims, self-insurance obligations, unemployment insurance or other social security, old age pension, bankers’ acceptances, performance bonds, completion bonds, bid bonds, appeal bonds, indemnity bonds, specific performance or injunctive relief bonds, surety bonds, public liability obligations, or other similar bonds or obligations, or securing any Guarantees or letters of credit functioning as or supporting any of the foregoing, in each case incurred in the ordinary course of business or (b) letters of credit required to be issued for the benefit of (x) C9 Wireless, LLC in accordance with the Royal Street Agreements or (y) any Person that controls a Permitted Joint Venture Investment to secure any put right for the benefit of the Person controlling the Permitted Joint Venture Investment;

(18)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into in the ordinary course of business covering only the property under lease (plus improvements and accessions to such property and proceeds or distributions of such property and improvements and accessions thereto);

(19)	any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense entered into in the ordinary course of business;

(20)	Liens on cash or Cash Equivalents on deposit to secure reimbursement obligations under letters of credit incurred in the ordinary course of business;

(21)	Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Person that is a Permitted Joint Venture Investment owned by Issuer or any Restricted Subsidiary to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Person;

(22)	Liens arising under operating agreements, joint venture agreements, partnership agreements, contracts for sale and other agreements arising in the ordinary course of business that are customary in the Permitted Business, and applicable only to the assets that are the subject of such agreements or contracts;

(23)	Liens securing Hedging Obligations;

(24)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(25)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(27)	Liens securing any arrangement for treasury, depositary or cash management services provided to Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(28)	Liens with respect to obligations that do not exceed at any time the greater of $100.0 million or 1.0% of Issuer’s Total Assets, as determined on the date of incurrence of such Liens after giving pro forma effect to such incurrence and the application of any proceeds of any Indebtedness secured by such Liens; and

(29)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements.

“Permitted Payments to Parent“ means, without duplication as to amounts:

(1)	payments to Parent (directly or through HoldCo) to permit Parent to pay reasonable accounting, legal, investment banking fees and administrative expenses of Parent when due; and

(2)

for so long as Issuer is a member of a group filing a consolidated or combined tax return with Parent, payments to Parent (directly or through HoldCo) in respect of an allocable portion of the tax liabilities of such group that is attributable to Issuer and its Subsidiaries (“Tax Payments“). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that Issuer would owe if Issuer were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Issuer and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that Parent actually owes to the appropriate taxing authority. Any Tax Payments received from Issuer shall be paid over to the appropriate taxing authority within 30 days of Parent’s receipt of such Tax Payments or refunded to Issuer.

“Permitted Refinancing Indebtedness“ means any Indebtedness of Issuer or any of its Restricted Subsidiaries, any Disqualified Stock of Issuer or any Preferred Stock of any Restricted Subsidiary issued (a) in exchange for, or the net proceeds of which are used to, extend the maturity, renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of ((a) and (b) above, collectively, a “Refinancing“), any other Indebtedness of Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness), any Disqualified Stock of Issuer or any Preferred Stock of a Restricted Subsidiary in a principal amount or, in the case of Disqualified Stock of Issuer or Preferred Stock of a Restricted Subsidiary, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of:

(1)	the principal amount or, in the case of Disqualified Stock or Preferred Stock, liquidation preference, of the Indebtedness, Disqualified Stock or Preferred Stock so Refinanced (plus, in the case of Indebtedness, the amount of premium, if any paid in connection therewith), and

(2)	if the Indebtedness being Refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Refinancing.

Notwithstanding the preceding, no Indebtedness, Disqualified Stock or Preferred Stock will be deemed to be Permitted Refinancing Indebtedness, unless:

(1)	such Indebtedness, Disqualified Stock or Preferred Stock has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced;

(2)	if the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced is contractually subordinated in right of payment to the notes, such Indebtedness, Disqualified Stock or Preferred Stock is contractually subordinated in right of payment to, the notes, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced at the time of the Refinancing; and

(3)	such Indebtedness or Disqualified Stock is incurred or issued by Issuer or such Indebtedness, Disqualified Stock or Preferred Stock is incurred or issued by the Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced or the issuer of the Disqualified Stock or Preferred Stock being Refinanced.

“Person“ means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or payments upon liquidation.

“Principals“ means any direct or indirect Beneficial Owner of Issuer or any of its Subsidiaries on November 3, 2006.

“Rating Agency” means each of Moody’s, S&P, Fitch and, if any of Moody’s, S&P or Fitch ceases to exist or ceases to rate the notes for reasons outside of the control of Issuer, any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Issuer as a replacement agency.

“Ratings Decline Period“ means the period that (i) begins on the earlier of (a) the date of the first public announcement of the occurrence of a Change of Control or of the intention by Issuer or a shareholder of Issuer, as applicable, to effect a Change of Control or (b) the occurrence thereof and (ii) ends 90 days following consummation of such Change of Control; provided that such period shall be extended for so long as the rating of the notes, as noted by the applicable Rating Agency, is under publicly announced consideration for downgrade by the applicable Rating Agency.

“Related Party“ means:

(1)	any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2)	any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Replacement Assets” means: (i) capital expenditures with respect to any assets, (ii) other non-current assets that will be used or useful in a Permitted Business, (iii) all or substantially all of the assets of a Permitted Business, (iv) Voting Stock of any Person engaged in a Permitted Business that, when taken together with all other Voting Stock of such Person owned by Issuer and its Restricted Subsidiaries, constitutes a majority of the Voting Stock of such Person and such Person will become a Restricted Subsidiary on the date of the acquisition thereof or (v) deposits or payments to acquire FCC Licenses.

“Restricted Investment“ means an Investment other than a Permitted Investment.

“Restricted Subsidiary“ of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary.

“Royal Street“ means Royal Street Communications, LLC, a Delaware limited liability company.

“Royal Street Agreements“ means the Royal Street Credit Agreement, the Royal Street Equipment and Facilities Lease Agreement, the Royal Street Letter of Credit Agreement, the Royal Street LLC Agreement, the Royal Street Pledge Agreement, the Royal Street Promissory Note, the Royal Street Security Agreement and the Royal Street Services Agreement.

“Royal Street Credit Agreement“ means the Second Amended and Restated Credit Agreement, executed on December 15, 2005 as of December 22, 2004, by and between Royal Street and Issuer, as amended, as in effect on the date of the supplemental indenture, and as amended, supplemented or modified from time to time after the date of the supplemental indenture so long as such amendment, supplement or modification does not materially adversely affect the Liens granted to Issuer or any Subsidiary Guarantor pursuant to the Royal Street Credit Agreement, the Royal Street Security Agreement or Royal Street Pledge Agreement, each as in effect on the date of the supplemental indenture.

“Royal Street Equipment and Facilities Lease Agreement“ means the Master Equipment and Facilities Lease Agreement executed as of May 17, 2006, by and between Royal Street and Issuer, as amended, supplemented or modified from time to time.

“Royal Street Letter of Credit Agreement“ means the Letter of Credit Agreement, dated November 24, 2004, by GWI PCS1, Inc. to and for the benefit of C9 Wireless II, LLC, as amended, supplemented or modified from time to time.

“Royal Street LLC Agreement“ means the Amended and Restated Limited Liability Company Agreement of Royal Street, executed on December 15, 2005 as of November 24, 2004 by and between C9 Wireless, LLC, GWI PCS1, Inc., and Issuer, as amended, supplemented or modified from time to time.

“Royal Street Loan“ means the aggregate amount of loans by Issuer to Royal Street in order to fund the purchase or lease by Royal Street of wireless spectrum and the build-out of the Royal Street systems and the operations of Royal Street, as amended, supplemented or modified from time to time.

“Royal Street Pledge Agreement“ means the Amended and Restated Pledge Agreement, executed on December 15, 2005 as of December 22, 2004, by and between Royal Street and Issuer, as in effect on the date of the supplemental indenture, and as amended, supplemented or modified from time to time after the date of the supplemental indenture so long as such amendment, supplement or modification does not materially adversely affect the Liens granted to Issuer or any Subsidiary Guarantor pursuant to the Royal Street Credit Agreement, the Royal Street Security Agreement or Royal Street Pledge Agreement, each as in effect on the date of the supplemental indenture.

“Royal Street Promissory Note“ means the Amended and Restated Promissory Note, executed on December 15, 2005 as of December 22, 2004, by Royal Street to the order of Issuer, as amended, supplemented or modified from time to time.

“Royal Street Security Agreement“ means the Amended and Restated Security Agreement, executed on December 15, 2005 as of December 22, 2004, by and between Royal Street and Issuer, as in effect on the date of the supplemental indenture, and as amended, supplemented or modified from time to time after the date of the supplemental indenture so long as such amendment, supplement or modification does not materially adversely affect the Liens granted to Issuer or any Subsidiary Guarantor pursuant to the Royal Street Credit Agreement, the Royal Street Security Agreement or Royal Street Pledge Agreement, each as in effect on the date of the supplemental indenture.

“Royal Street Services Agreement“ means the Amended and Restated Services Agreement, executed on December 15, 2005 as of November 24, 2004, by and between Royal Street and Issuer, as amended, supplemented or modified from time to time.

“S&P“ means Standard & Poor’s Ratings Group.

“Significant Subsidiary“ means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the supplemental indenture.

“Stated Maturity“ means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the supplemental indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary“ means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantors“ means, collectively, the Guarantors that are Subsidiaries of Issuer.

“Total Assets“ means the consolidated total assets of a Person and its Subsidiaries as set forth on the most recent balance sheet of such Person prepared in accordance with GAAP.

“Treasury Rate“ means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 15, 2015; provided, however, that if the period from the redemption date to November 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Issuer will (1) calculate the Treasury Rate on the third business day preceding the applicable redemption date and (2) prior to such redemption date file with the trustee an officer’s certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Unrestricted Subsidiary“ means any Subsidiary of Issuer that is designated by the Board of Directors of Issuer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that:

(1)	except as permitted by the covenant described above under the caption “—Certain covenants—Transactions with affiliates,” such Subsidiary is not party to any agreement, contract, arrangement or understanding with Issuer or any Restricted Subsidiary of Issuer unless the terms of any such agreement, contract, arrangement or understanding are, taken as a whole, no less favorable to Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Issuer;

(2)	such Subsidiary does not hold any Liens on any property of Parent, Issuer or any of its Restricted Subsidiaries; and

(3)	such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Issuer or any of its Restricted Subsidiaries, except to the extent that such guarantee or credit support would be released upon such designation.

“Voting Stock“ of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity“ means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

Certain United States federal income and

estate tax considerations

The following discussion summarizes certain U.S. federal income tax considerations and, in the case of a non-U.S. holder (as defined below), certain U.S. federal estate tax considerations, that may be relevant to the acquisition, ownership and disposition of the notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, each as in effect as of the date of this document, and all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, real estate investment trusts, traders in securities or commodities that elect mark to market treatment, governmental bodies or agencies or instrumentalities thereof, former citizens and residents of the United States, dealers in securities or currencies, U.S. holders whose functional currency is not the U.S. dollar, persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction, holders subject to the alternative minimum tax, or partnerships or other pass-through entities (or investors in such entities). This discussion is limited to holders who purchase the notes in this offering at their “issue price” (the first price at which a substantial amount of the notes is sold for cash other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This discussion also does not address any aspect of foreign, state, or local taxation, or any consequences of the newly enacted Medicare tax on investment income.

If any entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership acquiring the notes, you are urged to consult your own tax advisor about the U.S. federal income and estate tax consequences of acquiring, holding and disposing of the notes.

Investors considering the purchase of the notes are urged to consult their own tax advisors regarding the application of the U.S. federal income, estate and gift tax laws to their particular situations and the applicability and effect of state, local or foreign tax laws and tax treaties.

Effect of Certain Contingencies

In certain circumstances (see, e.g., “Description of notes—Optional redemption” and “—Repurchase at the option of holders—Change of control triggering event”), we may pay amounts on the notes that are in excess of the stated interest or principal of the notes. Our obligation to pay such excess amounts may implicate the provisions of the U.S. Treasury Regulations relating to “contingent payment debt instruments.” Under these regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, each such contingency is “remote” or is considered to be “incidental.” We intend to take the position that the possibility that any such payment will be made is remote and/or that the amount of any such payment is incidental. Our determination is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable U.S. Treasury Regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take a different position from that described above, in which case the timing, character and/or amount of taxable income and gain in respect of the notes may be materially and adversely different from that described herein. This disclosure assumes that the notes will not be considered contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application of the contingent payment debt regulations to the notes and the consequences thereof.

Tax consequences to U.S. holders

You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Stated interest on the notes

You will generally be required to recognize as ordinary income any stated interest paid or accrued on the notes, in accordance with your regular method of accounting for federal income tax purposes. Thus, if you are on the accrual method of accounting for U.S. federal income tax purposes, stated interest on a note will be taxable to you as ordinary income at the time it accrues. If you are on the cash method of accounting for U.S. federal income tax purposes, stated interest on a note will be taxable to you as ordinary income at the time it is received.

Disposition of the notes

You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note. This gain or loss will equal the difference between your adjusted tax basis in the note and the proceeds you receive, excluding any proceeds attributable to accrued interest, which will be recognized as ordinary interest income to the extent you have not previously included the accrued interest in income. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the note. Your adjusted tax basis in the note will generally equal the amount you paid for the note. The gain or loss will generally be long-term capital gain or loss if you held the note for more than one year. Long-term capital gains of individuals, estates and trusts are subject to tax at a reduced rate. The deductibility of capital losses is subject to limitation.

Information reporting and backup withholding

Information reporting will apply to payments of interest on, or the proceeds of the sale or other disposition (including a retirement or redemption) of, notes held by you, and backup withholding (currently at a rate of 28% and scheduled to increase to 31% in 2011) may apply unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your actual U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability, provided that you timely file required information with the IRS. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining and establishing such exemption.

Tax consequences to non-U.S. holders

Except as otherwise modified for U.S. federal estate tax purposes, you are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. holder.

Stated interest on the notes

Payments of stated interest on the notes generally will be exempt from U.S. federal income or withholding tax under the “portfolio interest” exemption if you properly certify as to your foreign status as described below, and:

•	you do not own, directly or indirectly, actually or constructively, 10% or more of the combined voting power of all of our classes of stock entitled to vote;

•	you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

•	you are not a “controlled foreign corporation” that is related (directly or indirectly) to us through equity ownership; and

•	interest on the notes is not effectively connected with your conduct of a U.S. trade or business.

The portfolio interest exemption and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless you provide certain documentation evidencing your entitlement to an exemption from (or a reduction of) withholding under an applicable income tax treaty, or the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. See “—Income or gain effectively connected with a U.S. trade or business.”

Disposition of notes

You generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•

the gain is effectively connected with the conduct by you of a U.S. trade or business (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment maintained by you in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If the first bullet point above describes you, you generally will be subject to U.S. federal income tax in the manner described below under “—Income or gain effectively connected with a U.S. trade or business.” If the second bullet point above describes you, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by U.S. source capital losses.

Income or gain effectively connected with a U.S. trade or business

The preceding discussion of the tax consequences of the purchase, ownership and disposition of notes by non-U.S. holders generally assumes that income and gain from the notes is not effectively connected with a trade or business conducted by you in the United States. If any interest on the notes or gain from the sale, exchange, redemption, retirement or other taxable disposition of the notes is effectively connected with a trade or business conducted by you in the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment maintained by you in the United States) then the income or gain generally will be subject to U.S. federal income tax at regular graduated income tax rates applicable to U.S. holders. Any effectively connected income or gain will not be subject to withholding tax if certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8 or appropriate substitute form to us, or our paying agent.

If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business (and, if an applicable income tax treaty so provides, is attributable to your permanent establishment in the United States) also may be subject to a “branch profits tax” at a 30% rate, unless an applicable income tax treaty provides for a lower rate.

U.S. federal estate tax

Unless otherwise provided in an estate tax treaty, if you are an individual and are not a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, the notes will not be included in your estate for U.S. federal estate tax purposes, provided that, at the time of your death, interest on the notes qualifies for the portfolio interest exemption under the rules described above in “Stated interest on the notes” (without regard to the certification requirement).

Information reporting and backup withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. U.S. backup withholding tax (currently at a rate of 28% and scheduled to increase to 31% in 2011) generally will not apply to payments of interest on a note to you if you certify as to your non-U.S. status by providing a properly executed IRS Form W-8BEN, W-8ECI, W-8EXP or W-8IMY (or acceptable substitute form), provided that we do not have actual knowledge or reason to know that you are a United States person.

Payment of the proceeds of a disposition of a note (including a retirement or redemption) effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding, unless you properly certify under penalties of perjury as to your foreign status (by providing a properly executed IRS Form W-8BEN, W-8ECI, W-8EXP or W-8IMY or acceptable substitute form) and certain other conditions are met, or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the disposition of a note (including a retirement or redemption) effected outside of the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the U.S. by such a broker if the broker is a U.S. person or has certain specified connections with the United States.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against your actual U.S. federal income tax liability and any excess may be refundable, provided that the proper information is timely filed with the IRS.

The preceding discussion of certain U.S. federal income and estate tax considerations is for general information only and is not tax advice. We urge each prospective investor to consult its own tax advisor regarding the particular federal, state, local and foreign tax consequences of purchasing, holding, and disposing of our notes, including the consequences of any proposed change in applicable laws.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement among us, the guarantors and J.P. Morgan Securities LLC, we have agreed to sell to J.P. Morgan Securities LLC, and it has agreed to purchase, the entire principal amount of the notes offered hereby.

The underwriting agreement provides that the obligations of the underwriter to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriter has agreed to purchase all of the notes if any of them are purchased.

The underwriter initially proposes to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriter may offer the notes to selected dealers at the public offering price minus a concession of up to 0.375% of the principal amount. In addition, the underwriter may allow, and those selected dealers may reallow, a concession of up to 0.250% of the principal amount to certain other dealers. After the initial offering, the underwriter may change the public offering price and any other selling terms. The underwriter may offer and sell notes through certain of its affiliates.

The following table shows the underwriting discounts and commissions to be paid to the underwriter in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us

Per note	1.0%

In the underwriting agreement, we have agreed that:

•

We will not offer or sell any of our debt securities (other than the notes) during the period from the date of this prospectus supplement through and including the date that is the earlier of (i) 30 days after the date of this prospectus supplement or (ii) the date upon which the underwriter has sold all of the notes purchased from us in this offering (but not including any notes acquired by the underwriter after the closing date of the offering), without the prior consent of the underwriter.

•

We will defend, indemnify and hold the underwriter harmless against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in respect of those liabilities.

The notes are a new issue of securities for which there is no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriter has advised us that it intends to make a market in the notes. However, the underwriter is not obligated to do so and it may discontinue any market making at any time in its sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), the underwriter has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than € 43,000,000 and (3) an annual net turnover of more than € 50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us; and

•

it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In connection with this offering of the notes, the underwriter may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriter. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriter engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

From time to time, the underwriter and its affiliates have directly and indirectly provided investment banking, commercial banking and financial advisory services to us for which they have received customary compensation and expense reimbursement. The underwriter and its affiliates may in the future provide similar services. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is the administrative agent under our senior secured credit facility.

Affiliates of the underwriter are also lenders under our senior secured credit facility. Additionally, J.P. Morgan Securities LLC served as a joint-book running manager of our September 2010 offering of our 7 7/8% senior notes. At any given time, the underwriter and its affiliates may hold or trade our existing senior notes or other of our securities for their own account or for the accounts of customers, and accordingly, may hold a long or short position in the existing senior notes or any such other securities.

We expect that delivery of the notes will be made to investors in book-entry form only through DTC on or about November 17, 2010. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to November 17, 2010 will be required, by virtue of the fact that the notes initially will settle on November 17, 2010, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes prior to November 17, 2010 should consult their own advisors.

Legal matters

The validity of the notes offered by this prospectus supplement and the validity of the guarantees issued by the subsidiary guarantors will be passed upon for us by Baker Botts L.L.P., Dallas, Texas. Certain legal matters will be passed upon for the underwriter by Cahill Gordon & Reindel LLP, New York, New York.

Experts

The consolidated financial statements of MetroPCS Communications, Inc. incorporated into this prospectus supplement by reference from the MetroPCS Communications, Inc. Annual Report on Form 10-K for the year ended December 31, 2009 and the effectiveness of MetroPCS Communications, Inc.’s internal control over financial reporting as of December 31, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph regarding the Company’s change, as of January 1, 2008, in its method of accounting for fair value measurements of assets and liabilities and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information

Our ultimate corporate parent, MetroPCS Communications, is subject to the informational requirements of the Exchange Act, and files annual, quarterly, current and other reports, proxy statements and other information with the SEC. You may read and copy any document MetroPCS Communications files with the SEC at the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. We encourage you to call the SEC at 1-800-SEC-0330 for more information about its public reference room. MetroPCS Communications’ SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov. You may also obtain a copy of any of the documents incorporated by reference in this prospectus supplement, at no cost, on our website, www.metropcs.com, under the “Investor Relations” tab, “SEC Filings” or by writing or telephoning us at the address set forth below. The information contained in, or that can be accessed through, our website is not incorporated into, and should not be considered part of, this prospectus supplement or any documents incorporated by reference or deemed incorporated by reference into this prospectus supplement.

MetroPCS Wireless, Inc.

2250 Lakeside Blvd.

Richardson, Texas 75082

Telephone: (214) 570-5800

Attention: Investor Relations

PROSPECTUS

METROPCS COMMUNICATIONS, INC.

Common Stock

Preferred Stock

Debt Securities

Guarantees of Debt Securities of MetroPCS Communications, Inc. by the Communications Guarantors (defined herein)

METROPCS WIRELESS, INC.

Debt Securities

Guarantees of Debt Securities of MetroPCS Wireless, Inc. by the Wireless Guarantors (defined herein)

MetroPCS Communications, Inc., a Delaware corporation, or, together with its wholly-owned subsidiaries “MetroPCS Communications,” and MetroPCS Wireless, Inc., a Delaware corporation, or, together with its wholly-owned subsidiaries, “MetroPCS Wireless” and, together with MetroPCS Communications, the “Company,” “our Company,” “we” or “us” may, from time to time, offer to sell, in one or more offerings, any combination of the securities described in this prospectus. The Company may offer the securities separately or together, in separate series and in amounts, at prices and on terms that will be determined at the time the securities are offered. In addition, this prospectus may be used to offer securities for the account of persons other than us.

This prospectus describes some of the general terms that may apply to these securities. Each time we offer to sell securities pursuant to this prospectus more specific information about the offering and the specific terms of the securities offered will be provided in an amendment to the registration statement of which this prospectus is a part, in a supplement to this prospectus, or “prospectus supplement,” or in one or more documents incorporated by reference or deemed incorporated by reference into this prospectus. This prospectus shall not be used to sell securities unless accompanied by a prospectus supplement.

MetroPCS Communications may offer and sell its common stock, par value $0.0001 per share, or “MetroPCS Communications Common Stock,” its preferred stock, par value $0.0001 per share, or debt securities and guarantees of debt securities. These debt securities may be fully and unconditionally guaranteed by the certain of its subsidiaries and affiliates, including the Communications Guarantors as listed herein. The debt securities and any such guarantees may be senior or subordinated. These debt securities may be unsecured or secured by the assets of MetroPCS Communications and certain of its subsidiaries and affiliates. Each of the following Communications Guarantors may guarantee the debt securities of MetroPCS Communications:

MetroPCS, Inc.

MetroPCS Finance, Inc.

MetroPCS Wireless, Inc.

MetroPCS AWS, LLC

MetroPCS California, LLC

MetroPCS Florida, LLC

MetroPCS Georgia, LLC

MetroPCS Massachusetts, LLC

MetroPCS Michigan, Inc.

MetroPCS Nevada, LLC

MetroPCS New York, LLC

MetroPCS Pennsylvania, LLC

MetroPCS Texas, LLC

MetroPCS 700 MHz, LLC

MetroPCS Wireless may offer and sell debt securities and guarantees of debt securities. These debt securities may be fully and unconditionally guaranteed by certain of its subsidiaries and affiliates, including the Wireless Guarantors as listed herein. The debt securities and any such guarantees may be senior or subordinated. The debt securities may be unsecured or secured by the assets of MetroPCS Wireless and its affiliates and subsidiaries. Each of the following Wireless Guarantors may guarantee the debt securities of MetroPCS Wireless:

MetroPCS Communications, Inc.

MetroPCS, Inc.

MetroPCS AWS, LLC

MetroPCS California, LLC

MetroPCS Florida, LLC

MetroPCS Georgia, LLC

MetroPCS Massachusetts, LLC

MetroPCS Michigan, Inc.

MetroPCS Nevada, LLC

MetroPCS New York, LLC

MetroPCS Pennsylvania, LLC

MetroPCS Texas, LLC

MetroPCS 700 MHz, LLC

The Company, or any other selling security holder, may offer and sell these securities and related guarantees to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. If any underwriters, dealers and agents are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, may be set forth, or may be calculable from the information set forth, in the related amendment to the registration statement of which this prospectus is a part, in a prospectus supplement, or any documents incorporated by reference or deemed incorporated by reference into this prospectus.

Before making a decision about whether to invest in any of our securities, you should read carefully the entire prospectus, any related amendment to the registration statement of which this prospectus is a part, any related prospectus supplement, or one or more documents incorporated by reference or deemed incorporated by reference into this prospectus, and certain of our filings with the United States Securities and Exchange Commission, or SEC, including the risk factors, financial data and financial statements included in the prospectus, in any related amendment to the registration statement of which this prospectus is a part, in any related prospectus supplement, or in any documents incorporated by reference or deemed incorporated by reference into this prospectus, and in certain of our filings with the SEC before making a decision about whether to invest in any of our securities.

The MetroPCS Communications Common Stock is traded on The New York Stock Exchange under the symbol “PCS.”

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Before making any investment decision in any of our securities, you should carefully consider the risk factors set forth in this prospectus, in any related amendment to the registration statement of which this prospectus is a part, in any related prospectus supplement, in any documents incorporated by reference or deemed incorporated by reference into this prospectus, and in certain of our filings with the SEC. For a discussion of risks you should consider in connection with any investment in our securities, please see the sections entitled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 2 and 5, respectively, in this prospectus, in any related amendment to the registration statement of which this prospectus is a part, in any related prospectus supplement, any documents incorporated by reference or deemed incorporated by reference into this prospectus, and in certain of our filings with the SEC.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 7, 2010.

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ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-3 that we filed with SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, the Company and certain security holders may, from time to time, offer to sell, in one or more offerings, any combination of the securities described in this prospectus. The Company may offer the securities separately or together, in separate series and in amounts, at prices and on terms and conditions that the Company or the selling security holders will determine at the time the securities are offered. Each time the Company or the selling security holders sell securities under this prospectus, the Company will provide a supplement to this prospectus that contains specific information about the terms and conditions of the offering and of the securities being offered. Each supplement will add, update or change information contained in this prospectus and, accordingly, to the extent the supplement is inconsistent with anything contained in this prospectus, information in this prospectus shall be superseded by the information in the applicable prospectus supplement. No limit exists on the aggregate amount of the securities the Company or the selling security holders may sell pursuant to this prospectus and any prospectus supplement.

You may rely only on the information contained in this prospectus, any related amendment to the registration statement of which this prospectus is a part, in any related prospectus supplement, or in any documents incorporated by reference or deemed incorporated by reference into this prospectus. This document may only be used where it is legal to sell the securities being offered. The Company and the selling security holders have not authorized anyone to provide you with any other or different information. If you receive any unauthorized information, you must not rely on it. You should not assume that the information contained in this prospectus, in any related amendment to the registration statement of which this prospectus is a part, in any related prospectus supplement, or in any documents incorporated by reference or deemed incorporated by reference into this prospectus, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities. The Company’s business, financial condition and results of operations may have changed since the date of any such information contained or incorporated herein.

This prospectus does not contain all the information provided in the shelf registration statement the Company filed with the SEC. The Company and the selling securities holders urge you to read carefully both this prospectus, any related amendment to the registration statement of which this prospectus is a part, any related prospectus supplement, or any documents incorporated by reference or deemed incorporated by reference into this prospectus, and as described under the heading “Where You Can Find More Information,” before deciding whether to invest in any of the securities being offered.

In this prospectus, unless the context indicates otherwise, references to “MetroPCS”, the “Company,” “our Company,” “we,” “our,” “ours” and “us” refer to MetroPCS Communications. MetroPCS Communications is the ultimate indirect parent of MetroPCS Wireless with all of its capital stock owned by MetroPCS, Inc., a Delaware corporation, which is a direct wholly-owned subsidiary of MetroPCS Communications. MetroPCS Communications and MetroPCS, Inc. have no operations separate from their investments in MetroPCS Wireless. Accordingly, unless otherwise noted, all of the financial information in this prospectus is presented on a consolidated basis of MetroPCS Communications.

“MetroPCS,” “metroPCS,” “MetroPCS Wireless” and the MetroPCS logo are registered trademarks or service marks of MetroPCS. In addition, MetroPCS holds other trademarks and service marks, including, but not limited to: Permission to Speak Freely; Text Talk; Freedom Package; Talk All I Want, All Over Town; Metrobucks; Wireless Is Now Minuteless; Get Off the Clock; My Metro; @Metro; Picture Talk; MiniMetro; GreetMe-Tones; Travel Talk; MetroFLASH; Unlimit Yourself; the Unlimited Company and MetroPCS Unlimited Nationwide. This prospectus also contains and any related amendment to the registration statement of which this prospectus is a part, any related prospectus supplement, or any documents incorporated by reference or deemed incorporated by reference into this prospectus, may contain, brand names, trademarks and service marks of other companies and organizations, and these brand names, trademarks and service marks are the property of their respective owners.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Any statements made in this prospectus, any related amendment to the registration statement of which this prospectus is a part, any related prospectus supplement, or any documents incorporated by reference or deemed incorporated by reference into this prospectus, that are not statements of historical fact, including statements about our beliefs, opinions and expectations, are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and should be evaluated as such. Forward-looking statements include information concerning any possible or assumed future financial condition and results of operations, including statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, future penetration rates, capital expenditures, financing needs, outcomes of litigation and other information that is not historical information including our beliefs, opinions or expectations. Forward-looking statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “would,” “could,” “should,” “may,” “will,” “continue,” “forecast,” and other similar expressions. Forward-looking statements are contained throughout this prospectus, any related amendment to the registration statement of which this prospectus is a part, any related prospectus supplement, or any documents incorporated by reference or deemed incorporated by reference into this prospectus.

We base the forward-looking statements made in this prospectus, in any related amendment to the registration statement of which this prospectus is a part, in any related prospectus supplement, or in any documents incorporated by reference or deemed incorporated by reference into this prospectus, on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such times. As you read and consider this prospectus and any prospectus supplement, including any related amendment to the registration statement of which this prospectus is a part and the documents incorporated by reference or deemed incorporated by reference in this prospectus, you should understand that these forward-looking statements are not guarantees of future performance or results. Although we believe that these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many of these factors are beyond our control and that many factors could affect our actual financial results, performance or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements or fail to be obtained. Factors that may materially affect such forward-looking statements include, but are not limited to:

•	the highly competitive nature of our industry;

•	our ability to maintain our cost structure;

•	our and our competitors’ current and planned promotions, marketing and sales initiatives and our ability to respond and support them;

•	our ability to negotiate and maintain acceptable roaming arrangements;

•	the seasonality of our business and any failure to have strong customer growth in the first and fourth quarters;

•	increases or changes in taxes and regulatory fees;

•	the current economic environment in the United States and the state of the capital markets;

•	our exposure to counterparty risk in our financial agreements;

•	our ability to meet the demands and expectations of our customers, to maintain adequate customer care and manage our churn rate;

•	our ability to manage our growth, train additional personnel and maintain our financial and disclosure controls and procedures;

•	our ability to secure the necessary products, services, spectrum, content and network infrastructure equipment;

•	the rapid technological changes in our industry;

•	our ability to respond to technology changes, and to maintain and upgrade our networks and business systems;

•	our deployment of new technologies, such as long term evolution, or LTE, in our networks and its success and our ability to offer new services using such new technology;

•	our ability to adequately enforce or protect our intellectual property rights and defend against suits filed by others;

•	governmental regulation affecting our services and the costs of compliance and our failure to comply with such regulations;

•	our capital structure, including our indebtedness amounts and the limitations imposed by the covenants in our indebtedness;

•	changes in consumer preferences or demand for our products;

•	our inability to attract and retain key members of management;

•	our reliance on third parties to provide distribution, products, software and services that are integral to our business;

•	the performance of our suppliers and other third parties on whom we rely; and

•	other factors described under “Risk Factors” in our filings with the SEC.

These forward-looking statements speak only as to the date made and are subject to and involve risks, uncertainties and assumptions, many of which are beyond our control or ability to predict and we caution investors not to place undue reliance on these forward-looking statements. Because forward-looking statements involve risks and uncertainties, we caution investors that there are important factors, in addition to those listed above that may cause actual results to differ materially from those contained in the forward-looking statements. The results presented for any period may not be reflective of results for any subsequent period. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. We do not intend to, and do not undertake a duty to, update any forward-looking statements in the future to reflect the occurrence of events or circumstances, except as required by law.

BUSINESS

We are a wireless communications provider that offers wireless broadband mobile services under the MetroPCS® brand in selected major metropolitan areas in the United States over our own licensed networks or networks of entities in which we hold a substantial non-controlling ownership interest. We provide a wide array of wireless communications services to our subscribers on a no long-term contract, pay-in-advance, flat-rate, unlimited usage basis. As of June 30, 2010, we had over 7.6 million subscribers and are the fifth largest facilities-based provider of wireless broadband mobile services in the United States measured by the number of subscribers served.

We currently provide our wide array of wireless broadband mobile services primarily in selected major metropolitan areas in the United States, including the Atlanta, Boston, Dallas/Ft. Worth, Detroit, Las Vegas, Los Angeles, Miami, New York, Orlando/Jacksonville, Philadelphia, Sacramento, San Francisco, and Tampa/Sarasota metropolitan areas. As of June 30, 2010, we hold, or have access to, wireless spectrum covering a total population of approximately 146 million people in many of the largest metropolitan areas in the United States. In addition, we have roaming agreements with other wireless carriers that allow us to offer our customers service in certain areas when they are outside our service area. We provide our services using code division multiple access, or CDMA, networks, using 1xRTT technology. We have announced that we are in the process of upgrading our networks to long term evolution, or LTE, and currently plan to begin offering LTE services in the second half of 2010.

MetroPCS Communications was incorporated in 2004 by MetroPCS, Inc. in the state of Delaware and MetroPCS Communications maintains its corporate headquarters in Richardson, Texas. In July 2004, as a result of a merger between a wholly-owned subsidiary of MetroPCS Communications and MetroPCS, Inc., with MetroPCS, Inc. being the surviving corporation, MetroPCS, Inc. and all of its subsidiaries became wholly-owned subsidiaries of MetroPCS Communications. In April 2007, MetroPCS Communications consummated an initial public offering of its common stock, par value $0.0001 per share, and became listed for trading on The New York Stock Exchange under the symbol “PCS.”

Our principal executive offices are located at 2250 Lakeside Boulevard, Richardson, Texas 75082 and our telephone number at that address is (214) 570-5800. Our website is located at www.metropcs.com. The information contained in, or that can be accessed through, our website is not incorporated into this prospectus, any related amendment to the registration statement of which this prospectus is a part, any related prospectus supplement, or any documents incorporated by reference or deemed incorporated by reference into this prospectus, and should not be considered part of this prospectus, any related amendment to the registration statement of which this prospectus is a part, any related prospectus supplement, or any documents incorporated by reference or deemed incorporated by reference into this prospectus.

RISK FACTORS

An investment in our securities involves risk. Before deciding to purchase our securities, you should carefully consider the specific risk factors set forth and described in the sections entitled “Risk Factors” in our SEC filings as updated by the annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus, any related amendment to the registration statement of which this prospectus is a part, any related prospectus supplement, or any documents incorporated by reference or deemed incorporated by reference into this prospectus. Any of these risks described in this prospectus, any related amendment to the registration statement of which this prospectus is a part, any related prospectus supplement, or any documents incorporated by reference or deemed incorporated by reference into this prospectus, could materially adversely affect our business, financial condition or results of operations, which in turn could result in a loss of all or part of your investment. Additional risks and uncertainties not known to us or that we deem immaterial may also impair our business, financial condition, results of operations and prospects.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file current, quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy those reports, proxy statements and other information at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these reports, proxy statements, and other information may also be obtained from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 for the prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at (800) 732-0330. The SEC maintains a website at
http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including our filings that make electronic filings with the SEC using its EDGAR system.

You may request a copy of our SEC filings, which we will provide to you at no cost, by writing or telephoning us at the following address: MetroPCS Communications, Inc., 2250 Lakeside Boulevard, Richardson, Texas 75082. Our phone number is (214) 570-5800. You may also obtain these filings on our website at www.metropcs.com under the Investor Relations tab. The information contained in, or that can be accessed through, our website is not part of this prospectus.

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As is permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits some information, exhibits, schedules and undertakings set forth in the registration statement. For further information with respect to us, and the securities that may be offered, please refer to the registration statement on Form S-3 that may be obtained as described above. Statements contained in this prospectus, any related amendment to the registration statement of which this prospectus is a part, any related prospectus supplement, or any documents incorporated by reference or deemed incorporated by reference into this prospectus, summarizing or relating to the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference or deemed incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information that is contained in reports, documents and other information we have filed, or may file in the future, with the SEC, which means that we can disclose important information to you by referring you to those reports, documents or information. The information incorporated by reference is deemed to be part of this prospectus and any prospectus supplement, except to the extent superseded by information contained herein or therein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus or prospectus supplement. The reports, documents and information we file with the SEC after the date of this prospectus and any prospectus supplement will automatically update and supersede this information. This prospectus and any prospectus supplement incorporate by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

METROPCS COMMUNICATIONS, INC. SEC Filings (File No. 1-33409)	Filing Date

Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (including the portions of the proxy statement for the MetroPCS Communications, Inc. 2010 Annual Meeting of Stockholders incorporated by reference therein)

March 1, 2010

Quarterly report on Form 10-Q for the quarterly period ended March 31, 2010	May 10, 2010

Quarterly report on Form 10-Q for the quarterly period ended June 30, 2010	August 9, 2010

Current Reports on Form 8-K	January 12, 2010, March 8, 2010, April 5, 2010, April 27, 2010, May 10, 2010, June 3, 2010 and July 22, 2010

Also incorporated by reference into this prospectus are additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and any prospectus supplement until all securities offered under this prospectus and any prospectus supplement are sold. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we may file with the SEC, unless otherwise specified in such current report or in a particular prospectus supplement.

You may request a copy of the documents incorporated by reference into this prospectus and any prospectus supplement, at no cost, through the SEC or the SEC’s website as detailed above or by writing or telephoning us at the following address: MetroPCS Communications, Inc., 2250 Lakeside Boulevard, Richardson, Texas 75082. Our phone number is (214) 570-5800. You may also obtain these filings on our website at www.metropcs.com under the Investor Relations tab. The information contained in, or that can be accessed through, our website is not part of this prospectus, any related amendment to the registration statement of which this prospectus is a part, any related prospectus supplement, or any documents incorporated by reference or deemed incorporated by reference into this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES (unaudited)

The following table sets forth our ratio of earnings to consolidated fixed charges for the years ended December 31, 2005, 2006, 2007, 2008 and 2009 and for the six months ended June 30, 2009 and 2010. For purposes of calculating the ratio of earnings to fixed charges, earnings represents income before provision for income taxes plus fixed charges and amortization of capitalized interest (excluding capitalized interest). Fixed charges include interest expense (including capitalized interest); amortized premiums and discounts related to indebtedness; amortization of deferred debt issuance costs; the portion of operating rental expense that management believes is representative of the appropriate interest component of rental expense; and net preferred stock dividends. The portion of total rental expense that represents the interest factor is estimated to be 33%. Net preferred stock dividends are our preferred dividend expense net of income tax benefit.

	Year Ended December 31,					Six Months Ended June 30,
	2005	2006	2007	2008	2009	2009	2010
Ratio of earnings to fixed charges:	3.81x	1.37x	1.66x	1.72x	1.59x	1.50x	1.84x

USE OF PROCEEDS

We retain broad discretion over the use of the net proceeds from the sale of our securities offered by us hereby. Unless otherwise indicated in the accompanying prospectus supplement, we currently intend to use the net proceeds from the sale of the securities by us described in this prospectus for general corporate purposes, which could include working capital, capital expenditures, future liquidity needs, including the repayment or refinancing, in whole or in part, of debt, additional opportunistic spectrum, asset or business acquisitions, repurchase of securities, corporate development opportunities and future technology initiatives. Pending the use of net proceeds, we may invest these funds in accordance with our corporate investment policies, which may include investing these proceeds in investment-grade short-term, interest bearing securities or other investment-grade securities. We will not receive the net proceeds from sale of the securities by any selling security holders.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

MetroPCS Communications and MetroPCS Wireless may offer shares of its debt securities and guarantees of debt securities. We will set forth in the accompanying prospectus supplement a description of the debt securities and guarantees of debt that may be offered under this prospectus. The applicable prospectus supplement and other offering material relating to such offering will describe specific terms relating to the series of debt securities and guarantees being offered. These terms will include some or all of the following:

•	the title of the series of debt securities;

•	the aggregate principal amount and authorized denominations (if other than $2,000 and integral multiples of $1,000);

•	the initial public offering price;

•	the original issue and stated maturity date or dates;

•	the interest rate or rates (which may be fixed or floating), if any, the method by which the rate or rates will be determined and the interest payment and regular record dates;

•	the manner and place of payment of principal and interest, if any;

•	if other than U.S. dollars, the currency or currencies in which payment of the initial public offering price and/or principal and interest, if any, may be made;

•	whether the debt securities will be issued in registered or bearer form (with or without coupons) and, if issued in the form of one or more global securities, the depositary for such securities;

•	whether the debt securities will be guaranteed by one or more of the issuer’s subsidiaries or parent entities, as applicable, or any of their affiliates;

•	whether the debt securities will be senior or subordinated;

•	whether the debt securities will be secured by the assets of the issuer or one or more of the issuer’s subsidiaries or parent entities, as applicable, or any of their affiliates;

•	where the debt securities can be exchanged or transferred;

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whether the debt securities may be issued as original issue discount securities, and if so, the amount of discount and the portion of the principal amount payable upon declaration of acceleration of the maturity thereof;

•	whether (and if so, when and at what rate) the debt securities will be convertible into shares of MetroPCS Communications Common Stock; and

•	any addition to, or modification or deletion of, any events of default or covenants contained in the indenture relating to the debt securities.

DESCRIPTION OF CAPITAL STOCK OF METROPCS COMMUNICATIONS

The following describes the common stock, preferred stock, certificate of incorporation and bylaws of MetroPCS Communications that are presently in effect and the rights agreement we have entered into with American Stock Transfer & Trust Company, as rights agent. This description is a summary only. We encourage you to read the complete text of the certificate of incorporation and bylaws, which are incorporated by reference as exhibits to the registration statement. In addition, you should read the complete text of the rights agreement, which we have filed as an exhibit to the registration statement.

The authorized capital stock of MetroPCS Communications consists of 1,000,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share. MetroPCS Communications Common Stock currently trades on The New York Stock Exchange under the symbol “PCS.”

Common Stock

Holders of MetroPCS Communications Common Stock have the right to vote on every matter submitted to a vote of our stockholders other than any matter on which only the holders of preferred stock are entitled to vote separately as a class. There are no cumulative voting rights. Accordingly, holders of a majority of shares entitled to vote in an election of directors are able to elect all of the directors standing for election.

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock will share equally on a per share basis any dividends when, as and if declared by our board of directors out of funds legally available for that purpose. If we are liquidated, dissolved or wound up, the holders of our common stock will be entitled to a ratable share of any distribution to stockholders, after satisfaction of all of our liabilities and of the prior rights of any outstanding class of preferred stock. MetroPCS Communications Common Stock carries no preemptive or other subscription rights to purchase shares of MetroPCS Communications Common Stock and is not convertible, assessable or entitled to the benefits of any sinking fund.

Redemption

If a holder of MetroPCS Communications Common Stock acquires additional shares of MetroPCS Communications Common Stock or otherwise is attributed with ownership of such shares that would cause us to violate FCC rules, we may, at the option of the board of directors of MetroPCS Communications, redeem shares of MetroPCS Communications Common Stock sufficient to eliminate the violation (or to allow us to comply with the alternative structure). In the event of a violation of the FCC’s foreign ownership restrictions, we must first redeem the stock of the foreign stockholder that most recently purchased its first shares of MetroPCS Communications Common Stock.

The redemption price will be a price mutually determined by us and our stockholders, but if no agreement can be reached, the redemption price will be either:

•	75% of the fair market value of the MetroPCS Communications Common Stock being redeemed, if the holder caused the FCC violation; or

•	100% of the fair market value of the MetroPCS Communications Common Stock being redeemed, if the FCC violation was not caused by the holder.

Preferred Stock

Subject to the provisions of the certificate of incorporation of MetroPCS Communications and limitations prescribed by law, the MetroPCS Communications certificate of incorporation authorizes the board of directors of MetroPCS Communications to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series, which may be superior to those of MetroPCS Communications Common Stock, without further vote or action by the stockholders. MetroPCS Communications currently has no shares of preferred stock outstanding.

One of the effects of undesignated preferred stock may be to enable the board of directors of MetroPCS Communications to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result, protect the continuity of our management. The issuance of shares of the preferred stock under the board of directors’ authority described above may adversely affect the rights of the holders of MetroPCS Communications Common Stock. For example, preferred stock issued by MetroPCS Communications may rank prior to the MetroPCS Communications Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of MetroPCS Communications Common Stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the MetroPCS Communications Common Stock or may otherwise adversely affect the market price of the MetroPCS Communications Common Stock.

For purposes of the rights plan described below, the board of directors of MetroPCS Communications has designated 1,000,000 shares of preferred stock, par value $0.0001 per share, to constitute the series A junior participating preferred stock, par value $0.0001 per share, or Series A Preferred Stock. For a summary description of the Rights Plan, please read “—Rights Plan” below.

Registration Rights Agreement

All of MetroPCS Communications’ stockholders immediately prior to our initial public offering are parties to a registration rights agreement that became effective upon the consummation of the initial public offering in April 2007, or Registration Rights Agreement. These stockholders are entitled to certain rights with respect to the registration of the sale of such shares under the Securities Act. Under the terms of the Registration Rights Agreement, if we propose to register any securities of MetroPCS Communications under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares in the registration. Stockholders benefiting from these rights may also require us to file a registration statement under the Securities Act at our expense with respect to their shares of MetroPCS Communications Common Stock, and we are required to use our best efforts to effect such registration. Further, these stockholders may require us to file additional registration statements on Form S-3 at our expense. These rights are subject to certain conditions and limitations, among them the rights of underwriters to limit the number of shares included in such registration and limit such stockholder’s right to sell securities during the 180 days following the date the registration statement is declared effective by the SEC.

Rights Plan

In connection with the MetroPCS Communications initial public offering, we adopted a Rights Plan. Under the Rights Plan, each share of MetroPCS Communications Common Stock includes one right to purchase one one-thousandth of a share of Series A Preferred Stock. The rights will separate from the MetroPCS Communications Common Stock and become exercisable (1) ten calendar days after public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% of our outstanding common stock or (2) ten business days following the start of a tender offer or exchange offer that would result in a person’s acquiring beneficial ownership of 15% of our outstanding common stock. A 15% beneficial owner is referred to as an “acquiring person” under the Rights Plan.

The board of directors of MetroPCS Communications can elect to delay the separation of the rights from the MetroPCS Communications Common Stock beyond the ten-day periods referred to above. The Rights Plan also confers on the board of directors of MetroPCS Communications the discretion to increase or decrease the level of ownership that causes a person to become an acquiring person. Until the rights are separately distributed, the rights will not be evidenced by separate certificates and will be transferred with and only with the MetroPCS Communications Common Stock certificates.

After the rights are separately distributed, each right will entitle the holder to purchase from us one one-thousandth of a share of Series A Preferred Stock for a purchase price of $66.67. The rights will expire at the close of business on the tenth anniversary of the effective date of the agreement, unless we redeem or exchange them earlier as described below.

If a person becomes an acquiring person, the rights will become rights to purchase shares of MetroPCS Communications Common Stock for one-half the current market price, as defined in the rights agreement, of the MetroPCS Communications Common Stock. This occurrence is referred to as a “flip-in event” under the plan. After any flip-in event, all rights that are beneficially owned by an acquiring person, or by certain related parties, will be null and void. The board of directors of MetroPCS Communications will have the power to decide that a particular tender or exchange offer for all outstanding shares of MetroPCS Communications Common Stock is fair to and otherwise in the best interests of the MetroPCS Communications stockholders. If the board of directors of MetroPCS Communications makes this determination, the purchase of shares under the offer will not be a flip-in event.

If, after there is an acquiring person, MetroPCS Communications is acquired in a merger or other business combination transaction or 50% or more of its assets, earning power or cash flow are sold or transferred, each holder of a right will have the right to purchase shares of the common stock of the acquiring company at a price of one-half the current market price of that stock. This occurrence is referred to as a “flip-over event” under the plan. An acquiring person will not be entitled to exercise its rights, which will have become void.

Until ten days after the announcement that a person has become an acquiring person, the board of directors of MetroPCS Communications may decide to redeem the rights at a price of $0.001 per right, payable in cash, shares of MetroPCS Communications Common Stock or other consideration. The rights will not be exercisable after a flip-in event until the rights are no longer redeemable.

At any time after a flip-in event and prior to either a person’s becoming the beneficial owner of 50% or more of the shares of MetroPCS Communications Common Stock or a flip-over event, the board of directors of MetroPCS Communications may decide to exchange the rights for shares of MetroPCS Communications Common Stock on a one-for-one basis. Rights owned by an acquiring person that will have become void, will not be exchanged.

Other than provisions relating to the redemption price of the rights, the rights agreement may be amended by the board of directors of MetroPCS Communications at any time that the rights are redeemable. Thereafter, the provisions of the rights agreement other than the redemption price may be amended by the board of directors of MetroPCS Communications to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the rights agreement. No amendment to lengthen the time period for redemption may be made if the rights are not redeemable at that time.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire MetroPCS Communications without the approval of the board of directors of MetroPCS Communications. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us even if the acquisition may be favorable to the interests of our stockholders. Because the board of directors of MetroPCS Communications can redeem the rights or approve a tender or exchange offer, the rights should not interfere with a merger or other business combination approved by the board of directors of MetroPCS Communications.

Rule 10b5-1 Trading Plans

Certain of MetroPCS Communications’ directors and executive officers have and may in the future adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of MetroPCS Communications Common Stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from such director or executive officer. Any director or executive officer party to such plan may amend or terminate it in some circumstances. MetroPCS Communications’ directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan in accordance with our insider trading plan.

Anti-takeover Effects of Delaware Law and MetroPCS Communications Restated Certificate of Incorporation and Restated Bylaws

Delaware Anti-Takeover Statute

We are a Delaware corporation and are subject to Delaware law, which generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time that the person became an interested stockholder, unless:

•	before such time the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested person owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and by certain employee stock plans; or

•

at or after such time the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

A “business combination” generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person:

•	who, together with affiliates and associates, owns 15% or more of the corporation’s outstanding voting stock; or

•	who is an affiliate or associate of the corporation and, together with his or her affiliates and associates, has owned 15% or more of the corporation’s outstanding voting stock within three years.

The provisions of Delaware law described above along with the MetroPCS Communications certificate of incorporation would make more difficult or discourage a proxy contest or acquisition of control by a holder of a substantial block of MetroPCS Communications Common Stock or the removal of the incumbent board of directors of MetroPCS Communications. Such provisions could also have the effect of discouraging an outsider from making a tender offer or otherwise attempting to obtain control of our Company, even though such an attempt might be beneficial to us and our stockholders.

Limitations on Liability and Indemnification of Officers and Directors

MetroPCS Communications’ certificate of incorporation and bylaws:

•

eliminate the personal liability of directors for monetary damages resulting from breaches of fiduciary duty to the extent permitted by Delaware law, except (i) for any breach of a director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit; and

•	indemnify directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary.

We believe that these provisions are necessary to attract and retain qualified directors and officers.

We have also entered into separate indemnification agreements with each of our directors and officers under which we have agreed to indemnify, and to advance expenses to, each director and officer to the fullest extent permitted by applicable law with respect to liabilities they may incur in their capacities as directors and officers.

Classified Board of Directors

MetroPCS Communications’ certificate of incorporation and bylaws provide for a board of directors consisting of three classes of directors, each serving staggered three-year terms. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. The terms of the first, second and third classes will expire in 2011, 2012 and 2013, respectively. The first class consists of two directors, the second class consists of two directors, and the third class consists of three directors. The classification of the board of directors could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us. However, we believe that this feature of our certificate of incorporation will help to assure the continuity and stability of our business strategies and policies as determined by the board of directors.

Advanced Notice Requirements

MetroPCS Communications’ bylaws also require that any stockholder proposals to be considered at an annual meeting of stockholders must be delivered to us not less than 20 nor more than 60 days prior to the meeting. In addition, in the notice of any such proposal, the proposing stockholder must state the proposals, the reasons for the proposal, the stockholder’s name and address, the class and number of shares held by such stockholder and any material interest of the stockholder in the proposals. There are additional informational requirements in connection with a proposal concerning a nominee for the board of directors of MetroPCS Communications.

Amendments to Organizational Documents

Delaware law provides generally that the affirmative vote of a majority of shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws requires a greater percentage. MetroPCS Communications’ certificate of incorporation provides that the affirmative vote of at least 75% of our capital stock issued and outstanding and entitled to vote (in accordance with our certificate of incorporation) will be required to amend or repeal certain provisions of our certificate of incorporation that are designed to protect against takeovers unless such amendments are approved by 75% of the board of directors of MetroPCS Communications. In addition, our certificate of incorporation provides that an amendment to our bylaws by stockholder action will require the affirmative vote of at least 66 2/3% of our capital stock issued and outstanding and entitled to vote.

Corporate Opportunities

MetroPCS Communications’ certificate of incorporation provides, as permitted by the Delaware General Corporation Act, that our non-employee directors have no obligation to offer us a corporate opportunity to participate in business opportunities presented to them or their respective affiliates even if the opportunity is one that we might reasonably have pursued, unless such corporate opportunity is offered to such director in his or her capacity as a director of our MetroPCS Communications. Stockholders will be deemed to have notice of and consented to this provision of MetroPCS Communications’ certificate of incorporation.

Listing of Common Stock

MetroPCS Communications Common Stock is listed on The New York Stock Exchange under the symbol “PCS.”

Transfer Agent and Registrar

The transfer agent and registrar for MetroPCS Communications Common Stock is American Stock Transfer & Trust Company.

SELLING SECURITY HOLDERS

Information about selling security holders, where applicable, will be set forth in any related amendment to the registration statement of which this prospectus is a part, any related prospectus supplement, or any documents incorporated by reference or deemed incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We or any selling security holder may sell our securities from time to time (a) through underwriters or dealers; (b) through agents; (c) directly to one or more purchasers or other persons or entities; (d) through a combination of these methods of sale; or (e) through other means. We will identify the specific plan of distribution, including any underwriters, dealers, agents or other purchasers, persons or entities and any applicable compensation in any related amendment to the registration statement of which this prospectus is a part, any related prospectus supplement, or any documents incorporated by reference or deemed incorporated by reference into this prospectus.

LEGAL MATTERS

Unless otherwise stated in any accompanying prospectus supplement, Baker Botts L.L.P., Dallas, Texas, will opine as to the legality of the securities offered under this prospectus. As appropriate, legal counsel representing any underwriters, dealers, agents or selling security holder will be named in the any related amendment to the registration statement of which this prospectus is a part, any related prospectus supplement, or any documents incorporated by reference or deemed incorporated by reference into this prospectus, and may opine to certain legal matters.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the MetroPCS Communications, Inc. (the Company) annual report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph regarding the Company’s change, as of January 1, 2008, in its method of accounting for fair value measurements of assets and liabilities and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.